Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

DECARBONIZATION PLUS ACQUISITION CORPORATION III,

DCRC MERGER SUB INC.,

and

SOLID POWER, INC.

Dated as of June 15, 2021

i

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01	No Solicitation	64
Section 7.02	Registration Statement; Proxy Statement	67
Section 7.03	Written Consent; Information Statement; Company Change in Recommendation	69
Section 7.04	DCRC Stockholders’ Meeting; and Merger Sub Stockholder’s Approval	70
Section 7.05	Access to Information; Confidentiality	71
Section 7.06	Employee Benefits Matters	72
Section 7.07	Directors’ and Officers’ Indemnification	72
Section 7.08	Notification of Certain Matters	74
Section 7.09	Further Action; Reasonable Best Efforts	75
Section 7.10	Public Announcements	76
Section 7.11	Stock Exchange Listing	76
Section 7.12	Antitrust	76
Section 7.13	Trust Account	77
Section 7.14	Tax Matters	78
Section 7.15	Directors	79
Section 7.16	Termination of Certain Agreements	79
Section 7.17	Transaction Litigation	79
Section 7.18	Section 16 Matters	79
Section 7.19	Assumption of Board Nomination and Support Agreement and Side Letter	79

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01	Conditions to the Obligations of Each Party	80
Section 8.02	Conditions to the Obligations of DCRC and Merger Sub	81
Section 8.03	Conditions to the Obligations of the Company	81

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01	Termination	82
Section 9.02	Effect of Termination	84
Section 9.03	Expenses	884
Section 9.04	Amendment	84
Section 9.05	Waiver	84

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Fifth Amended and Restated Articles of Incorporation of Surviving Corporation
EXHIBIT C	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT D	Form of Second Amended and Restated Certificate of Incorporation of DCRC
EXHIBIT E	Directors and Officers of the Surviving Corporation and DCRC
EXHIBIT F	Form of Written Consent
EXHIBIT G	Form of Sponsor Letter Agreement
EXHIBIT H	Form of Amended and Restated Bylaws of DCRC
SCHEDULE A	Key Company Stockholders

v

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 15, 2021 (this “Agreement”), by and among Decarbonization Plus Acquisition Corporation III, a Delaware corporation (“DCRC”), DCRC Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (the “Company”).

Background

Merger Sub is a wholly owned direct subsidiary of DCRC.

Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Colorado Corporations and Associations Act (the “CCAA”) and the Colorado Business Corporation Act, (the “CBCA”), DCRC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of DCRC.

DCRC and the Company intend, for U.S. federal and applicable state income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), intend for this Agreement to constitute, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company (the “Company Recommendation”).

The Board of Directors of DCRC (the “DCRC Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, DCRC and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration (as defined below) to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (c) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of DCRC.

The Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub.

The Company and the Key Company Stockholders (as defined below) concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

Concurrently with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, DCRC, the Company and certain directors and officers of DCRC have entered into a letter agreement, dated as of the date hereof (the “Sponsor Letter Agreement”) in the form set forth on Exhibit G, pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Transactions) (b) not redeem any shares of DCRC Common Stock and (c) be bound by certain transfer restrictions with respect to its DCRC Common Stock prior to Closing.

DCRC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of DCRC Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated concurrently with the consummation of the transactions contemplated hereby.

Concurrently with the Closing, DCRC and certain stockholders of the Company and DCRC shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“AICPA” means the American Institute of Certified Public Accountants and any division or subdivision thereof.

“Ancillary Agreements” means the Stockholder Support Agreement, the Registration Rights Agreement, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by DCRC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable to the operations of the Company, (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, partners or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are, in each case, owned or used in the conduct of business by the Company.

“Company Articles of Incorporation” means the Fourth Amended and Restated Articles of Incorporation of the Company dated April 30, 2021, as the same may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.

“Company-Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or to which the Company otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business results of operations or financial condition, assets, liabilities or results of operations of the Company or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions, in each case by the Outside Date; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect to the extent permitted by this definition; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which DCRC has requested or to which it has consented or which actions are contemplated by this Agreement, except, in the cases of clauses (a) through (c), to the extent that the Company is materially disproportionately affected thereby as compared with other participants in the industries and geographical regions in which the Company operates.

“Company Merger Shares” means 123,900,000.

“Company Options” means all options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, outstanding immediately prior to the Effective Time under the Company Stock Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants”.

“Company Outstanding Shares” means the sum of (without duplication) (i) total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis and including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock pursuant to Section 3.01(a), plus (ii) the number of shares of Company Common Stock that are issuable upon the net exercise of Company Options that are vested, unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one Option Share equals (x) the Exchange Ratio multiplied by (y) $10.00, plus (iii) the number of shares of Company Common Stock issuable upon the net exercise of Company Warrants that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one Warrant Share equals the (x) Exchange Ratio multiplied by (y) $10.00 provided, that the Company Outstanding Shares shall exclude any unvested Company Options, the promised and unissued Company Options set forth in Section 6.01(b)(iii) to the Company Disclosure Schedule and the number of shares of Company Common Stock subject to the awards of Company Restricted Stock.

“Company-Owned IP” means all Intellectual Property rights that (i) are owned by the Company or (ii) the Company, through public investor presentations or marketing materials prepared by, or in consultation with, the Company on or prior to the date of this Agreement and distributed in connection with the Transactions, purports to own, including the Intellectual Property identified in Section 4.13(a) of the Company Disclosure Schedule and, in any case, whether solely or jointly with any other person.

“Company Preferred Stock” means the Company Series A-1 Preferred Stock and the Company Series B Preferred Stock.

“Company Restricted Stock” means all unvested restricted shares of Company Common Stock outstanding immediately prior to the Effective Time under the Company Stock Plan or otherwise.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series A-1 Preferred Stock in the Company Articles of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Articles of Incorporation.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Company Stock Plan” means the Solid Power, Inc. 2014 Equity Incentive Plan, as amended on April 7, 2015, February 1, 2017, and February 20, 2019 as such may have been further amended, supplemented or modified from time to time.

“Company Stockholder Approval” means the affirmative vote or consent of, as applicable under the Company Articles of Incorporation or applicable Law, (i) the holders of a majority of the outstanding shares of Company Common Stock and Preferred Stock (on an as-converted basis), voting as a single class, (ii) the holders of a majority of the outstanding shares of Company Common Stock, voting together as a separate class, (iii) the holders of a majority of the outstanding shares of Company Series A-1 Preferred Stock, voting as a separate class on an as converted to Company Common Stock basis, (iv) the holders of 85% of the outstanding shares of Company Series B Preferred Stock, voting as a separate class on an as converted to Company Common Stock basis, and/or (v) the holders of a majority of the outstanding shares of Company Preferred Stock, voting as a separate class on an as converted to Company Common Stock basis.

“Company Voting Agreement” means that certain Second Amended and Restated Voting Agreement, dated May 5, 2021, by and among the Company and the parties named therein, as such may have been amended, supplemented, or modified from time to time.

“Company Warrants” means warrants to purchase shares of Company Common Stock and/or Company Preferred Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measure” means (a) any applicable quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other applicable Law, order or recommendations of a Governmental Authority, or policy or requirement of any supplier or customer, or (b) any commercially reasonable measures adopted by the Company (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company or (iii) otherwise substantially consistent with actions taken by others in the industries and geographic regions in which affected businesses of the Company operate, in each case in connection with or in response to the COVID-19 pandemic or any other global or regional health event, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DCRC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of DCRC dated March 23, 2021.

“DCRC Class A Common Stock” means DCRC’s Class A Common Stock, par value $0.0001 per share.

“DCRC Common Stock” means DCRC Class A Common Stock and the DCRC Founders Stock.

“DCRC Founders Stock” means DCRC’s Class B Common Stock, par value $0.0001 per share.

“DCRC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition, assets, liabilities or results of operations of DCRC or (ii) would prevent, materially delay or materially impede the performance by DCRC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions, in each case by the Outside Date, provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a DCRC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which DCRC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by DCRC as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that DCRC is materially disproportionately affected thereby as compared with other participants in the industry and geographical regions in which DCRC operates.

“DCRC Organizational Documents” means the DCRC Certificate of Incorporation, the bylaws of DCRC, and the Trust Agreement.

“DCRC Units” means one share of DCRC Class A Common Stock and one-third of one DCRC Warrant.

“DCRC Warrant Agreement” means the warrant agreement dated March 23, 2021, by and between DCRC and the Trustee.

“DCRC Warrants” means whole warrants to purchase shares of DCRC Class A Common Stock as contemplated under the DCRC Warrant Agreement, with each whole warrant exercisable for one share of DCRC Class A Common Stock at an exercise price of $11.50.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated intentionally for servicing purposes or to protect against misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety (as it relates to Hazardous Substance exposure), including all laws intended to limit or put a price on greenhouse gas emissions.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the Arms Export Control Act (22 U.S.C. § 2751, et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the U.S. Export Administration Regulations (15 C.F.R. Parts 730-774), regulations promulgated by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Parts 500-599) and corresponding enabling statutes, including but not limited to the International Emergency Economic Powers Act (50 U.S.C. Chapter 35) and the Trading With the Enemy Act (50 U.S.C. Chapter 53); anti-boycott laws, rules, and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and U.S. Department of the Treasury’s Internal Revenue Service; the customs and import Laws administered by U.S. Customs and Border Protection; the EU Dual Use Regulation; and similar Laws of any Governmental Authority with jurisdiction over the Company or any agent thereof to the extent that it is conducting business involving the Company, to the extent that the Company or such agent is subject to such Laws.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (i) the Company Merger Shares by (ii) the Company Outstanding Shares.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization or any department, agency or instrumentality thereof, including state-owned or – controlled entities, or any person acting in an official capacity for or on behalf of any such government, department, agency, entity, or instrumentality or on behalf of any such public organization, including: (i) a foreign official as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) any non-U.S. political party or party official or any candidate for foreign political office.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their counterparts in other jurisdictions, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any fractions or mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law as hazardous, dangerous, toxic, or words of similar import.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual property, industrial property and proprietary rights, including (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary or confidential know-how (including proprietary or confidential ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and statutory or sui generis database rights, and (v) Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing in whatever form or medium, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule A.

“Knowledge” or “to the Knowledge” of a person means in the case of the Company, (a) the actual knowledge of Douglas Campbell, David Jansen, Josh Buettner-Garrett, Steven Fuhrman, and Derek Johnson after reasonable inquiry, and (b) in case of DCRC, the actual knowledge of Erik Anderson, Peter Haskopoulos and Robert Tichio after reasonable inquiry (it being understood that such “reasonable inquiry” does not require any such individuals to conduct (or have conducted) any Intellectual Property searches, analyses (including clearance or prior art searches) or legal opinions (including freedom-to-operate opinions), or audits with respect to Business Systems or Personal Information).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Letter Agreement” means the letter agreement dated March 23, 2021, by and among DCRC, the Sponsor and DCRC’s directors and officers.

“Lien” means any lien, security interest (whether or not perfected), mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind, in each case, that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation, the free software foundation, or other widely recognized members of the open source community, or (iii) any Reciprocal License.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use of the Company’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet delinquent or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (iii) Liens for Taxes not yet delinquent or, for Taxes which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (v) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) affecting title to any assets of the Company and other title defects that do not and would not, individually or in the aggregate, materially interfere with the present or intended uses of such real property, including without limitation the Leased Real Property, (vi) Liens identified in the Audited Financial Statements, (vii) Liens created by or arising under leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (viii) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under leases and licenses and permitted thereunder that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (ix) with respect to all Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, (x) non-exclusive licenses granted under the Company-Owned IP, and (xi) non-monetary Liens in respect of all matters set forth on title policies or surveys made available by the Company to DCRC prior to the date of this Agreement that do not and would not, individually or in the aggregate, materially impair the current or intended use or occupancy of such assets in the operation of the business of the Company.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information that identifies or could reasonably be used to identify an identifiable individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), and (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device, or household, including any internet protocol address or other persistent identifier, in each case to the extent regulated by data privacy or data security Laws applicable to the Company.

“Privacy/Data Security Laws” means all Laws applicable to the Company governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems, including, to the extent applicable to the Company, the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws as applicable to privacy and data security with respect to Personal Information, the General Data Protection Regulation (EU) 2016/679, China’s Personal Information Security Specification (GB/T 35273-2020), Singapore’s Personal Data Protection Act of 2012, other applicable Laws relating to the transfer of Personal Information, and any other applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or the transmission or initiation of any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously is currently deriving or is scheduled to derive revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that conditions any rights to use such Software upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of such Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software (other than such item of Software as provided by a third party in its unmodified form), (iv) a requirement that such other Software (other than such item of Software as provided by a third party in its unmodified form) be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the DCRC Certificate of Incorporation.

“Registered Intellectual Property” means all Company-Owned IP that is registered with, issued by, or the subject of a pending application before any Governmental Authority or internet domain name registrar, including domain names.

“Right of First Refusal and Co-Sale Agreement” means that certain Second Amended and Restates Right of First Refusal and Co-Sale Agreement, dated May 5, 2021, by and among the Company and the parties named therein.

“Sanctioned Jurisdiction” means at any time, a country, state, region or territory which is itself the subject or target of any comprehensive Sanctions, which may change from time to time (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means at any time any person that is: (i) listed on any Sanctions-related list of designated or blocked persons administered by a Governmental Authority to the extent that it has jurisdiction over the Company or any agent thereof to the extent that it is conducting business involving the Company (including but not limited to OFAC’s Specially Designated Nationals List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List and the EU Consolidated Financial Sanctions List); (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Jurisdiction; (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019; or (iv) majority-owned or controlled by a person or persons described in clauses (i) through (iii).

“Sanctions” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by the United States (including without limitation OFAC, the U.S. Department of State, and the U.S. Department of Commerce) or any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction in which the Company, or any agent thereof to the extent that it is conducting business involving the Company, is performing activities.

“Software” means all computer software (in any format, including object code, byte-code or source code), and related documentation and materials.

“Sponsor” means Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, DCRC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the DCRC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by DCRC, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trustee” means Continental Stock Transfer & Trust Company.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to DCRC and/or its Representatives in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of such Company Warrant.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07(b)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Antitrust Laws	§ 7.12(a)
Assumed Warrant	§ 3.01(b)(iv)
Audited Financial Statements	§ 4.07(b)
Blue Sky Laws	§ 4.05(b)
Board Nomination and Support Agreement	§ 7.19
CBCA	Recitals
CCAA	Recitals
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(h)
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	§ 7.03(b)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§ 4.20(a)
Company Permits	§ 4.06
Company Recommendation	Recitals
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 10.11
Conversion	§ 3.01(a)
D&O Insurance	§ 7.07(c)
Data Security Requirements	§ 4.13(i)
DCRC	Preamble

DCRC Alternative Transaction	§ 7.01(d)
DCRC Board	Recitals
DCRC Change in Recommendation	§ 7.04(a)
DCRC Disclosure Schedule	Article V
DCRC Interested Party Transaction	§ 5.20(a)
DCRC Preferred Stock	§ 5.03(a)
DCRC Proposals	§ 7.02(a)
DCRC Recommendation	§ 7.04(a)
DCRC SEC Reports	§ 5.07(a)
DCRC Stockholders’ Meeting	§ 7.02(a)
DCRC Tail Policy	§ 7.07(d)
DGCL	Recitals
Dissenting Shares	§ 3.05(a)
DPA	§ 5.19(a)
Effective Time	§ 2.02(a)
EIP Initial Share Reserve	§ 7.06(c)
Environmental Permits	§ 4.15(d)
ERISA Affiliate	§ 4.10(c)
ESPP Initial Share Reserve	§ 7.06(c)
Exchange Act	§ 3.01(b)(v)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(b)(v)
Exchanged Restricted Stock	§ 3.01(b)(vi)
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Information Statement	§ 7.03(a)
Intended Tax Treatment	Recitals
IRS	§ 4.10(b)

ITAR	§ 4.05(b)
Lease	§ 4.12(d)
Lease Documents	§ 4.12(d)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Materials	§ 7.02(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Nonparty Affiliates	§ 10.11
Outside Date	§ 9.01(b)
Payment Schedule	§ 3.03
Per Share Merger Consideration	§ 3.01(b)(i)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Proxy Statement	§ 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Side Letter Agreements	§ 4.20(b)
Sponsor Letter Agreement	Recitals
Statement of Merger	§ 2.02(a)
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(f)

Terminating DCRC Breach	§ 9.01(g)
Transaction Litigation	§ 7.18
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Written Consent	§ 7.03(a)
Written Consent Failure	§ 7.03(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted (and not removed) to the Virtual Data Room in each case, on or prior to June 11, 2021.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Unless otherwise specified in this Agreement, all references to currency, “Dollars”, “dollars”, “$” and monetary values set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and CCAA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a statement of merger (a “Statement of Merger”) with the Secretary of State of the State of Colorado, in such form as is required by, and executed in accordance with, the relevant provisions of the CCAA and mutually agreed by the parties, and a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger and Statement of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger and Statement of Merger) being the “Effective Time”).

(b) Contemporaneously with the Effective Time, a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and CCAA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Company Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit B attached hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by the CCAA and such articles of incorporation (subject to Section 7.07).

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit C attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the CCAA, the articles of incorporation and such bylaws (subject to Section 7.07).

(c) At and as part of the Closing, subsequent to the conversion of the DCRC Founders Stock to DCRC Class A Common Stock in accordance with Section 3.01(c), DCRC shall (i) adopt the certificate of incorporation of DCRC in the Form of Second Amended and Restated Certificate of Incorporation of DCRC set forth hereto as Exhibit D and (ii) adopt the bylaws of DCRC in the form of the Form of Second Amended and Restated Bylaws of DCRC set forth hereto as Exhibit H, each effective as of the Effective Time.

(d) At the Closing, subsequent to the conversion of the DCRC Founders Stock to DCRC Class A Common Stock in accordance with Section 3.01(c) and concurrent with the filing of the Certificate of Merger, DCRC shall amend and restate, effective as of the Effective Time, the DCRC Certificate of Incorporation to be as set forth on Exhibit D and the bylaws of DCRC to be as set forth on Exhibit H.

Section 2.05 Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit E hereto, unless otherwise determined by the Company prior to Closing, each to hold office in accordance with the provisions of the CBCA and the articles of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall cause the DCRC Board and the officers of DCRC as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit E, or as otherwise agreed in writing by the parties prior to the Closing, each to hold office in accordance with the DGCL and the DCRC Certificate of Incorporation and the bylaws of DCRC and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Conversion of Securities.

(a) The Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted, effective immediately prior to the Effective Time, into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.1.1 of the Company Articles of Incorporation (the “Conversion”). After the Conversion, all of the shares of the Company Preferred Stock shall no longer be outstanding and shall cease to exist and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of DCRC, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Conversion, but excluding Company Restricted Stock and excluding any Dissenting Shares) shall be canceled and converted into the right to receive the number of shares of DCRC Class A Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”);

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(iv) effective as of the Effective Time, each of the Company Warrants: (a) to the extent then terminated, expired or exercised, either voluntarily prior to the Effective Time or in accordance with its terms in connection with the Transactions, then such Company Warrant shall no longer be deemed outstanding and any shares of Company Common Stock issuable in connection therewith shall be treated as described in Section 3.02(b); and (b) to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of DCRC Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(b)(iv) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of DCRC Class A Common Stock; (b) the number of shares of DCRC Class A Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of DCRC Class A Common Stock; and (c) the per share exercise price for the DCRC Class A Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. DCRC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of DCRC Class A Common Stock for delivery upon the exercise of such Assumed Warrants;

(v) each Company Option that is outstanding immediately prior to the Effective Time shall be converted into an option to purchase a number of shares of DCRC Class A Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio; provided, however, that the exercise price and the number of shares of DCRC Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of DCRC Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection, or to cause any disposition or acquisition of equity securities of DCRC pursuant to this Section 3.01(b)(v) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to DCRC or who will (or is reasonably expected to) become subject to such reporting requirements with respect to DCRC to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, DCRC shall file an appropriate registration statement or registration statements with respect to the shares of DCRC Class A Common Stock subject to such Exchanged Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding; and

(vi) each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be released and extinguished in exchange for an award covering a number of restricted shares of DCRC Class A Common Stock (such award of restricted stock, “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such award of Company Restricted Stock immediately prior to the Effective Time and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each award of Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding award of Company Restricted Stock immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger and any related transactions. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Restricted Stock pursuant to this subsection, or to cause any disposition or acquisition of equity securities of DCRC pursuant to this Section 3.01(b)(vi) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to DCRC or who will (or is reasonably expected to) become subject to such reporting requirements with respect to DCRC to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, DCRC shall file an appropriate registration statement or registration statements with respect to the shares of DCRC Class A Common Stock subject to such Exchanged Restricted Stock and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(c) Pursuant to the terms of the DCRC Certificate of Incorporation, each holder of each share of DCRC Founders Stock will cause to convert such share into one share of DCRC Class A Common Stock effective prior to the Effective Time. All of the shares of DCRC Founders Stock converted into shares of DCRC Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of DCRC Founders Stock shall thereafter cease to have any rights with respect to such securities.

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, DCRC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by DCRC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article III, the number of shares of DCRC Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of DCRC Class A Common Stock together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). DCRC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, DCRC shall use its reasonable best efforts to cause the Exchange Agent to mail (or send by electronic mail) to each holder of Company Common Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to DCRC and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and DCRC shall cause the Exchange Agent to deliver the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(i) Within two (2) Business Days of the Effective Time (but in no event prior to the Effective Time), DCRC shall cause the Exchange Agent to deliver to each holder of the Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including shares of Company Common Stock resulting from the Conversion), the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares of DCRC Class A Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the DCRC Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DCRC Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, DCRC shall pay or cause to be paid to the holder of the shares of DCRC Class A Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of DCRC Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of DCRC Class A Common Stock.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the Conversion) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to DCRC Common Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit DCRC or the Company to take any actions with respect to its respective securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to DCRC, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to DCRC for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of DCRC free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, DCRC or the Surviving Corporation shall be liable to any holder of Company Stock (including the shares of Company Common Stock resulting from the Conversion) for any DCRC Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, DCRC, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions hereof.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of DCRC Class A Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of DCRC or a holder of shares of DCRC Class A Common Stock. In lieu of any fractional share of DCRC Class A Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of DCRC Class A Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03 Payment Schedule. At least two (2) Business Days prior to the Closing, the Company shall deliver to DCRC and Merger Sub a schedule setting forth with respect to each holder of Company Outstanding Shares (the “Payment Schedule”): (a) the name and address of record of such holder, (b) whether such holder is a current or former employee of the Company or any of its affiliates, (c) the total number of Company Outstanding Shares held by such holder as of immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Conversion) and the total number of Company Outstanding Shares subject to Company Warrants and vested Company Options as of immediately prior to the Effective Time, (d) the Per Share Merger Consideration and shares of DCRC Class A Common Stock subject to Assumed Warrants and vested Exchanged Options for each such Company Outstanding Share and (f) the shares of DCRC Class A Common Stock subject to unvested Exchanged Options and Exchanged

Restricted Stock. DCRC and Merger Sub shall be entitled to rely fully on the Payment Schedule for purposes of this Agreement and all payments required to be made hereunder, and none of DCRC, the Surviving Corporation or any of their respective affiliates shall absent manifest error of which such party was actually aware have any liability to any person for any payment made in accordance with the calculations set forth in the Payment Schedule or any other payment made to the Exchange Agent for the benefit of the holders of Company Outstanding Shares pursuant to this Article III based on the Payment Schedule (including with respect to any claim that the Payment Schedule or such other written instruction is incomplete or inaccurate).

Section 3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or DCRC for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions hereof.

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CCAA, the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal rights for such Company Common Stock in accordance with Section 7-113-204 of the CBCA, and otherwise complied with all of the provisions of the CCAA relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration with respect to such shares (such shares, “Dissenting Shares”) unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the CBCA. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 7-113-204 of the CBCA, shall thereupon be deemed to have such shares converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give DCRC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the CCAA. The Company shall not, except with the prior written consent of DCRC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to DCRC and Merger Sub as of the date hereof and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b) The Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to DCRC a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in material violation of any of the provisions of its articles of incorporation or bylaws.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 70,904,018 shares of all classes of stock of the Company, consisting of (i) 45,000,000 shares of Company Common Stock and (ii) 25,904,018 shares of Company Preferred Stock, of which 14,404,018 shares are designated Series A-1 Preferred Stock, and 11,500,000 are designated Series B Preferred Stock. As of the date hereof, (i) 9,280,456 shares of Company Common Stock (not including any Company Restricted Stock) are issued and outstanding, (ii) 14,069,187 shares of Series A-1 Preferred Stock are issued and outstanding, (iii) 8,777,812 shares of Series B Preferred Stock are issued and outstanding, (iv) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (v) 590,316 shares of Company Common Stock are reserved for future issuance upon exercise of the Company Warrants, (vi) 7,439,181 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Stock Plan, (vii) 0 shares of Company Common Stock subject to awards of Company Restricted Stock are outstanding pursuant to the Company Option Plan and (viii) 25,904,018 shares of Company Common Stock are reserved for future issuance upon conversion of the Company Preferred Stock.

(b) Other than the Company Options, the Right of First Refusal and Co-Sale Agreement, the Company Preferred Stock, the Company Warrants and the Company Restricted Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company. The Company is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s Knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company to which the Company is not a party, with respect to the voting or transfer of the Company Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.

(c) The Company Warrants are the only outstanding Company Warrants, and each Company Warrant (other than the outstanding Company Warrant to purchase up to 45,730 shares of Company Common Stock issued to Silicon Valley Bank on December 18, 2020, which will be assumed by DCRC pursuant to Section 3.01(b)(iv)(b)) will be exercised or terminate immediately prior to the Effective Time pursuant to the terms of each such Company Warrant. Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each issued and outstanding Company Option, award of Company Restricted Stock and Company Warrant: (i) the name of the Company Option recipient or the name of the holder of the Company Warrant or holder of the award of Company Restricted Stock; (ii) the Company Stock Plan pursuant to which such Company Option or Company Restricted Stock was granted; (iii) the number of shares of Company Stock subject to such Company Option, Company Restricted Stock or Company Warrant; (iv) the exercise or purchase price, if any, of such Company Option, Company Restricted Stock or Company Warrant; (v) the date on which such Company Option, Company Restricted Stock or Company Warrant was granted; and (vi) the date on which such Company Option or Company Warrant expires. The Company has made available to DCRC and/or its Representatives accurate and complete copies of (i) the Company Stock Plan pursuant to which the Company has granted the Company Options and Company Restricted Stock that are currently outstanding and the form of all stock and stock-based award agreements evidencing such Company Options and Company Restricted Stock and (ii) all outstanding Company Warrants. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e) All outstanding Company Common Stock, all outstanding Company Preferred Stock, all outstanding Company Options, all outstanding Company Warrants, all outstanding Company Restricted Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable laws and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the organizational documents of the Company.

(f) Each outstanding share of Company Common Stock is duly authorized, validly issued, fully paid and nonassessable, and each such share is free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g) Each outstanding share of Company Preferred Stock is duly authorized, validly issued, fully paid and nonassessable, and each such share is free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(h) Except for the Company Common Stock, the Company Preferred Stock, the Company Options, the Company Warrants and the Company Restricted Stock, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company are authorized or issued and outstanding.

(i) Section 4.03(i) of the Company Disclosure Schedules sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to Article 4.1 of the Company Articles of Incorporation. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and CCAA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by DCRC and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and CCAA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the articles of incorporation or bylaws or any equivalent organizational documents of the Company, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company pursuant to any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or arbitration authority (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and CCAA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not have or would not reasonably be expected to have a Company Material Adverse Effect. The Company is not registered under the International Traffic in Arms Regulations (“ITAR”), and to the Company’s Knowledge, is not engaged in activities that fall under the ITAR. To the extent the Company produces, designs, tests, manufactures, fabricates, or develops any critical technologies as defined in 31 C.F.R. § 800.215, for which the export, reexport, transfer (in-country), or retransfer to the

Company Stockholders listed in Section 4.05 of the Company Disclosure Schedule would require one or more U.S. regulatory authorizations, then with respect to such Company Stockholders, each such critical technology, considered as if in the context of an export, reexport, or transfer, would be eligible for at least one of the license exceptions in 31 C.F.R. § 800.401(e)(6).

Section 4.06 Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing. The Company is not in material conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit.

Section 4.07 Financial Statements.

(a) The Company has made available to DCRC true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2017 and 2018 and the related audited consolidated statements of operations and cash flows of the Company for the fiscal years ended December 31, 2017 and 2018, each audited in accordance with the auditing standards of AICPA. True and complete copies of such financial statements are attached in Section 4.07(a) of the Company Disclosure Schedule. Such financial statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein.

(b) The Company has made available to DCRC true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2019 and 2020 (such balance sheet as of December 31, 2020, the “2020 Balance Sheet”) and the related audited consolidated statements of operations and cash flows of the Company for the fiscal years ended December 31, 2019 and 2020, each audited in accordance with the auditing standards of PCAOB (collectively, the “Audited Financial Statements”). True and complete copies of the Audited Financial Statements are attached in Section 4.07(b) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein.

(c) Except as and to the extent set forth on the 2020 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party, (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or (iv) permitted or contemplated in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement.

(d) Since January 1, 2018, (i) neither the Company, nor to the Company’s Knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 4.08 Absence of Certain Changes or Events. Since the date of the 2020 Balance Sheet, and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) the Company has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets, (c) there has not been a Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement without DCRC’s consent, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding, arbitration or investigation by or before any Governmental Authority (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company, or any property or asset of the Company. Neither the Company nor any material property or asset of the Company is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material employment and consulting contracts or agreements to which the Company is a party or bound, with respect to which the Company has any obligation (other than (i) at-will offer letters entered in the ordinary course of business and consistent with past practice that are terminatable at-will without liability or notice (except notice as may be required by applicable Law) or (ii) customary employee, director or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure

Schedule also lists, as of the date of this Agreement, each Employee Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant, with respect to which the Company has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”), which is material to the Company.

(b) With respect to each Plan listed on Section 4.10(a) of the Company Disclosure Schedule, the Company has made available to DCRC and/or its Representatives, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed in respect of 2020, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan since January 1, 2018. The Company does not have any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since January 1, 2018, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) The Company is not nor will it be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement together with any other event (including a termination of employment), nor will any such transaction together with any other event (including a termination of employment) accelerate the time of payment or vesting, require funding, forgive indebtedness, or increase the amount, of any benefit or other compensation due to any individual. The Transactions together with any other event (including a termination of employment) shall not be the direct cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code, nor will the Transactions together with any other event (including a termination of employment) be the direct cause of any amount received by any current or former employee, officer, director or consultant of the Company being classified as an “excess parachute payment” under Section 280G of the Code. No current or former employee, officer, director of the Company is entitled to receive any gross-up or additional payment by reason of any tax being imposed on such person, including any tax required by Section 409A or 4999 of the Code.

(e) None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous law.

(f) Each Plan is, and has been since January 1, 2018, in compliance, in all material respects, with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the Knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. There have been no acts or omissions by the Company that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and to the Knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11 Labor and Employment Matters.

(a) The Company has made available to DCRC a list that sets forth a true, correct and complete list of all employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part-time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt under the Fair Labor Standards Act and comparable state wage law; (v) commission, bonus or other incentive-based compensation eligibility; (vi) details of any visa or work permit; and (vii) leave status. As of the date hereof, and as of the Closing (except for such accrued payments that are not yet payable but will be paid in full consistent with past practice), all compensation, including wages, commissions and bonuses, due and payable to all present and former employees of the Company for services performed on or prior to the date hereof and of the Closing have, in all material respects, been paid in full.

(b) No employee of the Company is represented by a labor union, works council, trade union, or similar representative of employees and the Company is not a party to, subject to, or bound by, a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s Knowledge, threatened, with respect to any employees or the Company. Since January 1, 2018, there have been no union certification or representation petitions or demands with respect to the Company or any of their employees and, to the Company’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, or any of its employees.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, there are no material Actions pending or, to the Knowledge of the Company, threatened in writing against the Company by or on behalf of any of its current or former employees.

(d) The Company is and has been since January 1, 2018, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leave, recordkeeping, recruitment, hiring, and affirmative action, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such applicable Laws relating to the prompt and thorough investigation and remediation of any material complaints properly submitted to the Company) and occupational safety and health requirements, and the Company is not liable, in any material respect, for any arrears of wages or penalties.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) To the Company’s Knowledge, there are no pending or threatened condemnation, expropriation or eminent domain proceedings with respect to any real property.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, the Leased Real Property is in good repair and in good condition (ordinary wear and tear excepted).

(d) Section 4.12(d) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of each Lease in connection therewith and each amendment, modification, supplement, extension, renewal and guaranty thereof or thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to DCRC. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company the right to occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s Knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect,.

(e) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.

(f) The Leased Real Property constitutes all of the real property interests used or held for use in the conduct of the business of the Company consistent with past practice and is sufficient in all material aspects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Intellectual Property, showing for each item, as applicable, the filing date, date of issuance, and registration or application number, and applicable jurisdiction.

(b) The Company (i) solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and (ii) to the Company’s Knowledge, has a valid right to use all other Intellectual Property used in and material to the operation of the Company’s business, including all Company-Licensed IP. All Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and, other than Registered Intellectual Property constituting applications, enforceable. No loss or expiration of any Company-Owned IP is threatened in writing, or, to the Company’s Knowledge, pending.

(c) The Company has taken and take reasonable actions to maintain and protect Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. The Company has not disclosed any of their material trade secrets or other material Confidential Information relating to the Products or which is otherwise material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain and protect the confidentiality of such Confidential Information.

(d) (i) There have been no claims filed and served or threatened in writing, against the Company, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company-Owned IP (other than office actions issued in the ordinary course of prosecuting applications), or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons by the Company (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) except as would not reasonably be expected to result in material liability, to the Knowledge of the Company, the operation of the business of the Company has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) except as would not reasonably be expected to be material to the businesses of the Company, to the Company’s Knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received written notice of or formal written opinion of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived, or who have been hired or engaged to contribute, develop or conceive, any material Company-Owned IP have executed valid and enforceable written agreements with the Company, each substantially consistent with a form agreement made available to DCRC, pursuant to which such persons assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and within the scope of his, her or its employment by or engagement with the Company, without further consideration or any restrictions or obligations on the Company’s use or other disposition or ownership of such Intellectual Property. No current or former director, officer, or employee of the Company will, after giving effect to each of the transactions contemplated herein, own or retain any ownership rights in or to, or have the right to receive any royalty or other payment with respect to, any of Company-Owned IP.

(f) The Company does not use and have not used any Open Source Software that is subject to any Reciprocal License in a manner that actually requires that the Company (i) disclose (in source code format), distribute or license any of their material proprietary Software (other than the unmodified Open Source Software), (ii) make any disclosure (in source code format), distribution or licensing of any of their material proprietary Software (other than the unmodified Open Source Software) be at no charge, (iii) permit licensees of their material proprietary Software to access the source code of, modify, make derivative works of, or reverse-engineer any such material proprietary Software (other than the unmodified Open Source Software), (iv) permit licensees of their material proprietary Software to redistribute such material proprietary Software (other than the unmodified Open Source Software), or (v) grant any license or similar right (including a covenant not to sue) with respect to patents constituting Company-Owned IP (other than with respect to the unmodified Open Source Software).

(g) To the Company’s Knowledge, since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company has purchased a sufficient number of licenses for the operation of any third-party Business Systems that are needed to operate the business of the Company as currently conducted except as reasonably would not be expected to result in material liability.

(h) To the Company’s Knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently commercialized by the Company.

(i) The Company has, since January 1, 2018, except as would not have or be reasonably expected to have a Company Material Adverse Effect, complied with (i) all Privacy/Data Security Laws applicable to the Company, (ii) any applicable public-facing privacy policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other confidential Business Data, including any such policies or disclosures posted to websites or other media maintained or published by the Company, (iii) industry standards to which the Company is bound or purports to adhere, and (iv) all contractual commitments that the Company has entered into, or by which it is otherwise bound with respect to privacy and/or data security with respect to Personal Information (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of their respective Business Systems and confidential Business Data, including where applicable, implementing procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing back-up copies of critical data. To the Company’s Knowledge, there is no material Disabling Device in any of the Business Systems controlled by the Company, or in any of the Products. Since January 1, 2018, the Company has not to the Company’s Knowledge, (x) experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or any other security breach or incident resulting in unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any confidential Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(j) Except as would not have or be reasonably expected to have a Company Material Adverse Effect, the Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Company from retaining or using any Personal Information or other material Business Data after the Closing Date, in the manner in which the Company uses such Personal Information and other applicable Business Data prior to the Closing Date, or result in liabilities in connection with Data Security Requirements.

(k) The Company is not, and has never been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization, in each case, in a manner that requires or would reasonably be expected to require the Company to grant or offer to any other person any license or similar right to any Company-Owned IP.

Section 4.14 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns it is required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes that it is obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the Audited Financial Statements for any material Taxes of the Company as of the date of the Audited Financial Statements that have not been paid.

(b) The Company is not a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the Company) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) The Company has not deferred any payroll Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act, executive order or any similar provision of applicable law.

(f) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is or was the common parent).

(g) The Company has no material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law), as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(h) The Company has no request for a material ruling in respect of Taxes pending between the Company, on the one hand, and any Tax authority, on the other hand.

(i) The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no Tax liens upon any assets of the Company except for Permitted Liens.

(l) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not received written notice of any claim from a Tax authority in a jurisdiction in which the Company does not file Tax Returns stating that the Company is or may be subject to Tax in such jurisdiction.

(m) The Company is, and has been since its formation, properly treated as a corporation for U.S. federal income tax purposes.

(n) The Company has not taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters.

(a) Since January 1, 2018, the Company has not violated, nor is it in violation of, applicable Environmental Law, except as has been resolved to the satisfaction of the applicable Governmental Authority or would not reasonably give rise to any material liability;

(b) to the Company’s Knowledge, none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws, or which could give rise to a material liability of the Company under Environmental Laws;

(c) The Company has not released Hazardous Substances at any property in violation of applicable Environmental Law and, to the Company’s Knowledge, the Company has no actual, potential or alleged material liability pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances;

(d) each of the Company as well as Products, has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law for operation of the business as presently conducted (“Environmental Permits”);

(e) each of the Company as well as Products, is in compliance in all material respects with applicable Environmental Laws and Environmental Permits;

(f) The Company is not the subject of any pending or, to the Knowledge of the Company threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not have or be reasonably expected to have a Company Material Adverse Effect; and

(g) the Company has provided DCRC and Merger Sub with copies of all environmental site assessments or other material environmental documents in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company, and to the Company’s Products.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any orders to purchase goods or services of the Company, in an amount not to exceed $50,000, evidenced on a form purchase order submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan or any agreement or contract listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company of more than $250,000, in the aggregate, over any 12-month period, excluding Lease Documents and at-will offer letters entered in the ordinary course of business and consistent with past practice that are terminable at-will without liability or notice (except notice as may be required by applicable Law);

(ii) each contract and agreement with Suppliers to the Company, including those relating to the design, development, manufacture or sale of Products of the Company for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over any 12-month period, excluding Lease Documents;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise and agency contracts and agreements to which the Company is a party that are material to the business of the Company;

(iv) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(v) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or lien on any of the property or assets of the Company, and all contracts or instruments guarantying the debts or other obligations of any person;

(vi) all joint development agreements and all partnership, joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits or under which the Company is, directly or indirectly, providing goods, services, software, or other items to or for use by a Governmental Authority;

(viii) all contracts awarded by the Company to a third party in the performance of a contract with a Governmental Authority;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company in any material respect to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality or non-solicitation clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company, or its business;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a 12-month period;

(xii) all Lease Documents;

(xiii) all contracts and agreements pursuant to which the Company (A) receives a license to use material Company-Licensed IP, other than (I) non-exclusive licenses granted with respect to commercially available Software or information technology services on standardized terms and involving annual payments of less than $100,000 or (II) licenses granted by employees or contractors in the ordinary course of business, (III) non-disclosure agreements, or (IV) licenses to Open Source Software or (B) grants to a third party a material license to Company-Owned IP, other than non-exclusive licenses granted to (w) service providers to the extent necessary for such service providers to provide services to the Company (x) any third-party manufacturer or service provider for the purpose of providing services to or on behalf of the Company, (y) customers for the purpose of using Products sold by or on behalf of the Company or (z) non-disclosure agreements;

(xiv) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

(xv) all contracts and agreements relating to a Company Interested Party Transaction;

(xvi) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company, including injunctive or other non-monetary relief;

(xvii) all contracts and agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a “most favored supplier” basis;

(xviii) all contracts and agreements governing the Company’s joint ownership of Company-Owned IP, or the development of material Company-Owned IP by a third party for the benefit of the Company (excluding, for the avoidance of doubt, employee invention assignment and confidentiality agreements entered into in the ordinary course of business and on terms substantially consistent with the standard form made available to DCRC); and

(xix) all contracts, agreements and arrangements between the Company and (i) the BMW Group and any of its affiliates and/or (ii) the Ford Motor Company and any of its affiliates.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, and the Company is not in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company has not received any written, or to the Knowledge of the Company, oral claim of default under any such Material Contract, with respect to each of (i), (ii), (iii) except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company has, in all material respects, furnished or made available to DCRC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19 Certain Business Practices.

(a) The Company and any of its respective directors, officers, or employees, and to the Company’s Knowledge, their agents, have not in the last five (5) years, violated any Anti-Corruption Law, nor have they directly or indirectly given, offered, promised, or authorized or agreed to give any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments), advantage or any other thing of value to: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; (iii) any other person; or (iv) any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, in each of (i) – (iv), for the purpose of improperly obtaining or retaining business or favorable governmental action and in violation of applicable Anti-Corruption Laws or to otherwise secure any improper advantage in violation of applicable Anti-Corruption Laws.

(b) The Company, and any of its respective directors, officers, or employees, and to the Company’s Knowledge, any agent thereof to the extent that it is conducting business involving the Company, has not directly or indirectly during the past five (5) years violated any applicable Sanctions or Ex-Im Laws. None of the Company, or any of its respective owners, directors, officers, or employees, or, to the Knowledge of the Company, any agent thereof is (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) located in, organized under the laws of, or resident in a Sanctioned Jurisdiction; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Jurisdiction in any manner that would violate applicable Sanctions or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person in any manner that would violate applicable Sanctions or Ex-Im Laws. The Company has implemented and follows internal control systems and policies reasonably designed to detect and prevent violations of applicable Sanctions and Ex-Im Laws.

(c) There are not now and have not been in the last five (5) years any proceedings, inquiries, disclosures, or, to the Company’s Knowledge, investigations, relating to the Anti-Corruption Laws, Sanctions, or Ex-Im Laws, by or before any Governmental Authority involving the Company, or any of its respective directors, officers, or employees, or to the Company’s Knowledge, their agents nor to the Company’s Knowledge is such a proceeding, investigation, or disclosure pending or threatened.

Section 4.20 Interested Party Transactions.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business or pursuant to any Plan, no director, officer or other affiliate of the Company, to the Company’s Knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company has not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. Section 4.20 of the Company Disclosure Schedule sets forth a list of all Company Interested Party Transactions. There are no contracts or arrangements between the Company on the one hand and any immediate family member of any director, officer of the Company on the other hand.

(b) Section 4.20(b) of the Company Disclosure Schedule sets forth a true and complete list of all contracts, side letters, arrangements between the Company, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “Side Letter Agreements”).

Section 4.21 Brokers. Except for Stifel, Nicolaus & Company, Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided DCRC with a true and complete copy of the engagement letters, between the Company and Stifel, Nicolaus & Company, Incorporated, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 4.22 Sexual Harassment and Sexual Misconduct. Except as would not reasonably be expected to result in material liability to the Company, (a) since January 1, 2018, the Company has not entered into a settlement agreement with a current or former officer, director or employee of the Company resolving allegations of sexual harassment or sexual misconduct by an executive officer, director or employee of the Company, and (b) there are no, and since January 1, 2018, there have not been any Actions pending or, to the Knowledge of the Company, threatened in writing, against the Company involving allegations of sexual harassment or sexual misconduct by an officer, director or employee of the Company..

Section 4.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to DCRC, its affiliates or any of their respective Representatives in any form by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to DCRC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to DCRC, its affiliates or any of their respective Representatives or any other person in any form, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF DCRC AND MERGER SUB

Except as set forth in the disclosure schedule delivered by DCRC in connection with this Agreement (the “DCRC Disclosure Schedule”) or the DCRC SEC Reports filed prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such DCRC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a DCRC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), DCRC hereby represents and warrants to the Company as of the date hereof and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 5.01 Corporate Organization.

(a) Each of DCRC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a DCRC Material Adverse Effect.

(b) Merger Sub is the only subsidiary of DCRC. Except for Merger Sub, DCRC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Organizational Documents. Each of DCRC and Merger Sub has furnished to the Company complete and correct copies of the DCRC Organizational Documents and the Merger Sub Organizational Documents. The DCRC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither DCRC nor Merger Sub is in violation of any of the provisions of the DCRC Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of DCRC consists of (i) 250,000,000 shares of DCRC Class A Common Stock, (ii) 20,000,000 shares of DCRC Founders Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“DCRC Preferred Stock”). As of the date of this Agreement, (i) 35,000,000 shares of DCRC Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 8,750,000 shares of DCRC Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of DCRC Class A Common Stock or DCRC Founders Stock are held in the treasury of DCRC, (iv) 18,333,334 DCRC Warrants are outstanding, and (v) 18,333,334 shares of DCRC Class A Common Stock are reserved for future issuance pursuant to the DCRC Warrants. As of the date of this Agreement, there are no shares of DCRC Preferred Stock issued and outstanding. Each DCRC Warrant is exercisable for one share of DCRC Class A Common Stock at an exercise price of $11.50, subject to the terms of such DCRC Warrant and the DCRC Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by DCRC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding DCRC Units, shares of DCRC Class A Common Stock, shares of DCRC Founders Stock and DCRC Warrants have been granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the DCRC Organizational Documents.

(d) The Per Share Merger Consideration being delivered by DCRC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the DCRC Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for the Subscription Agreements, this Agreement, the DCRC Warrants and the DCRC Founders Stock, DCRC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of DCRC or obligating DCRC to issue or sell any shares of capital stock of, or other equity interests in, DCRC. All shares of DCRC Class A Common Stock subject to issuance as described above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither DCRC nor any subsidiary of DCRC is a party to, or otherwise bound by, and neither DCRC nor any subsidiary of DCRC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, DCRC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of DCRC Common Stock or any of the equity interests or other securities of DCRC or any of its subsidiaries. Except with respect to the Redemption Rights and the DCRC Warrants, there are no outstanding contractual obligations of DCRC to repurchase, redeem or otherwise acquire any shares of DCRC Common Stock. There are no outstanding contractual obligations of DCRC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of DCRC and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of DCRC and Merger Sub and the consummation by each of DCRC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of DCRC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger and the Private Placements, the approval and adoption of this Agreement and the issuance of the shares in the Private Placements by the holders of a majority of the outstanding shares of DCRC Common Stock entitled to vote and actually cast thereon at the DCRC Stockholders’ Meeting and by the holders of a majority of the outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and CCAA, and (b) with respect to the amendment and restatement of the DCRC Certificate of Incorporation, which shall be required to authorize the issuance of the Per Share Merger Consideration and the shares in the Private Placement, the approval of a majority of the outstanding shares of DCRC Common Stock). This Agreement has been duly and validly executed and delivered by DCRC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of DCRC or Merger Sub, enforceable against DCRC or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The DCRC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the DCRC Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the Knowledge of DCRC, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of DCRC and Merger Sub do not, and the performance of this Agreement by each of DCRC and Merger Sub will not, (i) conflict with or violate the DCRC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of DCRC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of DCRC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of DCRC or Merger Sub is a party or by which each of DCRC or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a DCRC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of DCRC and Merger Sub do not, and the performance of this Agreement by each of DCRC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and CCAA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent DCRC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither DCRC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to DCRC or Merger Sub or by which any property or asset of DCRC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DCRC or Merger Sub is a party or by which DCRC or Merger Sub or any property or asset of DCRC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a DCRC Material Adverse Effect. Each of DCRC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for DCRC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted. DCRC and Merger Sub (solely in connection with DCRC and Merger Sub and their respective operations), and any of their respective directors, officers, or employees, and to DCRC’s Knowledge, their agents, have not in the last five (5) years, violated any Anti-Corruption Law, nor have they directly or indirectly given, offered, promised, or authorized or agreed to give any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments), advantage or any other thing of value to: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; (iii) any other person; or (iv) any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, in each of (i) – (iv), for the purpose of improperly obtaining or retaining business or favorable governmental action and in violation of applicable Anti-Corruption Laws or to otherwise secure any improper advantage in violation of applicable Anti-Corruption Laws.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) DCRC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since March 23, 2021, together with any amendments, restatements or supplements thereto (collectively, the “DCRC SEC Reports”). DCRC has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by DCRC with the SEC to all agreements, documents and other instruments that previously had been filed by DCRC with the SEC and are currently in effect. As of their respective dates, the DCRC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any DCRC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other DCRC SEC Report. Each director and executive officer of DCRC has filed with the SEC on a timely basis all documents required with respect to DCRC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the DCRC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of DCRC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). DCRC has no off-balance sheet arrangements that are not disclosed in the DCRC SEC Reports. No financial statements other than those of DCRC are required by GAAP to be included in the consolidated financial statements of DCRC.

(c) Except as and to the extent set forth in the DCRC SEC Reports, neither DCRC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of DCRC’s and Merger Sub’s business.

(d) DCRC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Capital Market.

(e) DCRC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to DCRC and other material information required to be disclosed by DCRC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to DCRC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting DCRC’s principal executive officer and principal financial officer to material information required to be included in DCRC’s periodic reports required under the Exchange Act.

(f) DCRC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that DCRC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. DCRC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of DCRC to DCRC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of DCRC to record, process, summarize and report financial data. DCRC has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of DCRC. Since March 26, 2021, there have been no material changes in DCRC’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by DCRC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of DCRC, and DCRC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither DCRC (including any employee thereof) nor DCRC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by DCRC, (ii) any fraud, whether or not material, that involves DCRC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by DCRC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the DCRC SEC Reports. To the Knowledge of DCRC, none of the DCRC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since March 26, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) DCRC has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) DCRC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a DCRC Material Adverse Effect, and (d) DCRC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09 Absence of Litigation. There is no Action pending or, to the Knowledge of DCRC, threatened against DCRC, or any property or asset of DCRC, before any Governmental Authority. Neither DCRC nor any material property or asset of DCRC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of DCRC, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The DCRC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of DCRC and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of DCRC approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger be submitted for consideration by the stockholders of DCRC at the DCRC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of DCRC necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of DCRC Common Stock entitled to vote and actually cast thereon at the DCRC Stockholders’ Meeting.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. Except for Citigroup Global Markets, Inc., Stifel, Nicolaus & Company, Incorporated and J.P. Morgan Securities LLC, and the underwriters of DCRC’s initial public offering with respect to their deferred underwriting commissions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of DCRC or Merger Sub. DCRC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters with Citigroup Global Markets, Inc., Stifel, Nicolaus & Company, Incorporated and J.P. Morgan Securities LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future. Schedule 5.12 of the DCRC Disclosure Schedule sets forth DCRC’s good faith estimate as of the date of this Agreement of the aggregate expenses payable by DCRC in connection with the Transactions contemplated by this Agreement.

Section 5.13 DCRC Trust Fund. As of the date of this Agreement, DCRC has no less than $350,000,000 in the trust fund established by DCRC for the benefit of its public stockholders (the “Trust Fund”) (including $12,250,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of March 23, 2021, between DCRC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. DCRC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by

DCRC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between DCRC and the Trustee that would cause the description of the Trust Agreement in the DCRC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of DCRC who shall have elected to redeem their shares of DCRC Class A Common Stock pursuant to the DCRC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon exercise of Redemption Rights in accordance with the provisions of the DCRC Organizational Documents. As of the date of this Agreement, following the Effective Time, no stockholder of DCRC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the Knowledge of DCRC, threatened in writing with respect to the Trust Account. DCRC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to DCRC at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the DCRC SEC Reports, DCRC and Merger Sub have never employed any employees on their payroll or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by DCRC’s officers and directors in connection with activities on DCRC’s behalf in an aggregate amount not in excess of the amount of cash held by DCRC outside of the Trust Account, DCRC has no unsatisfied material liability with respect to any officer or director. DCRC and Merger Sub have never and do not currently maintain, sponsor or contribute to, and have never been required to contribute to, or incurred any liability (contingent or otherwise) under, or have any direct or material liability under, any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment by DCRC or Merger Sub (including severance, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of DCRC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the DCRC, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code.

Section 5.15 Taxes.

(a) DCRC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that they are obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of DCRC for any material Taxes of DCRC as of the date of such financial statements that have not been paid.

(b) Neither DCRC nor Merger Sub is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than DCRC or Merger Sub) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither DCRC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of DCRC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) Neither DCRC nor Merger Sub have deferred any payroll Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act, executive order or any similar provision of applicable law.

(f) Neither DCRC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which DCRC is or was the common parent).

(g) Neither DCRC nor Merger Sub has any material liability for the Taxes of any person (other than DCRC and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law) as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(h) Neither DCRC nor Merger Sub has any request for a material ruling in respect of Taxes pending between DCRC or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(i) Neither DCRC nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) Neither DCRC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no Tax liens upon any assets of DCRC or Merger Sub except for Permitted Liens.

(l) Neither DCRC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which DCRC or Merger Sub does not file Tax Returns stating that DCRC or Merger Sub is or may be subject to Tax in such jurisdiction.

(m) Each of DCRC and Merger Sub is, and has been since its formation, properly treated as a corporation for U.S. federal income tax purposes.

(n) Neither DCRC nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.16 Registration and Listing. The issued and outstanding DCRC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Capital Market under the symbol “DCRC U”. The issued and outstanding shares of DCRC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Capital Market under the symbol “DCRC”. The outstanding DCRC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Capital Market under the symbol “DCRC W.” As of the date of this Agreement, there is no Action pending or, to the Knowledge of DCRC, threatened in writing against DCRC by the NASDAQ Capital Market or the SEC with respect to any intention by such entity to deregister the DCRC Units, the shares of DCRC Class A Common Stock, or DCRC Warrants or terminate the listing of DCRC on the NASDAQ Capital Market. None of DCRC or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of DCRC Class A Common Stock or the DCRC Warrants under the Exchange Act.

Section 5.17 Private Placements. DCRC has made available to the Company true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of DCRC (or its applicable affiliate) and, to the Knowledge of DCRC, each other party thereto (other than the Company and except, in any case, as may be limited by Remedies Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. There are no contracts or agreements between DCRC and any other party to a Subscription Agreement relating to any Subscription Agreement that would reasonably be expected to affect the obligations of the such investors to contribute to DCRC the applicable portion of the Private Placements set forth in the Subscription Agreements, and, to the Knowledge of DCRC, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placements not being available to DCRC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of DCRC under any material term or condition of any Subscription Agreement and, as of the date hereof, DCRC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the parties thereto to contribute to DCRC the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.

Section 5.18 DCRC’s and Merger Sub’s Investigation and Reliance. Each of DCRC and Merger Sub has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by DCRC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. DCRC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither DCRC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, or the accuracy or completeness thereof, made by the Company or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to DCRC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to DCRC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. DCRC and Merger Sub acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.19 Non-Foreign Representation.

(a) DCRC is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). DCRC is not controlled by a “foreign person,” as defined in the DPA. No foreign person owning an interest in DCRC, whether as a stockholder or otherwise, has the right or ability to obtain through DCRC any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

Section 5.20 Interested Party Transactions.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business or pursuant to any plan, no director, officer or other affiliate of DCRC or Merger Sub, to the Knowledge of DCRC, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that DCRC furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, DCRC, any goods or services; (c) a beneficial interest in any contract or agreement disclosed pursuant to this Section 5.20; or (d) any contractual or other arrangement with DCRC, other than customary indemnity arrangements (each, a “DCRC Interested Party Transaction”); provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.20. DCRC has not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of DCRC, or (ii) materially modified any term of any such extension or maintenance of credit. Section 5.20(a) of the DCRC Disclosure Schedule sets forth a list of all DCRC Interested Party Transactions. There are no contracts or arrangements between the DCRC on the one hand and any immediate family member of any director, officer of the DCRC on the other hand.

(b) Section 5.20(b) of the DCRC Disclosure Schedule sets forth a true and complete list of all contracts, side letters, arrangements between DCRC, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law or any COVID-19 Measure (including as may be requested or compelled by any Governmental Authority), unless DCRC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall use reasonable best efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations (provided that the Company shall not be required to amend or otherwise change any Plan for purposes of this Section 6.01(a)(ii)).

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of DCRC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(iii) issue, sell, pledge, dispose of, grant any Lien (other than a Permitted Lien) on, or authorize the issuance, sale, pledge, disposition, grant of any Lien (other than a Permitted Lien) on, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, provided that (x) the exercise of, and issuance of shares of Company Common Stock pursuant to, any Company Options outstanding and in effect on the date of this Agreement, (y) the issuance of shares of Company Common Stock pursuant to the terms of the Company Warrants and Company Preferred Stock in effect on the date of this Agreement shall not require the consent of DCRC and (z) grants to employees of the Company and other service providers of the Company in the amount and subject to the terms and conditions set forth on Section 6.01(b)(iii) of the Company Disclosure Schedule; or (B) any material assets of the Company;

(iv) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vii) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(viii) enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(ix) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant; (B) enter into or amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant; (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (D) transfer or terminate (other than for cause) the employment of any employee or hire any new employee (unless necessary to replace an employee whose employment has ended and, in such case, on terms comparable to those of the employee being replaced); (E) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees; or (F) adopt, amend and/or terminate any Plan except for health and welfare plan renewals in the ordinary course of business, except in each of clauses (A) through (F) that the Company may take action (x) as required under any Plan or other employment or consulting agreement in effect on the date of this Agreement in accordance with the terms such Plan on the date of this Agreement, (y) as may be required by applicable Law or (z) is necessary in order to consummate the Transactions; and except, in the case of clauses (A) and (D), for such employees that are not directors or officers of the Company and where such modification of employment terms was made in the ordinary course of business, and, in the case of clause (B), for employment and termination agreements with employees that are not directors or officers of the Company in the ordinary course of business;

(x) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii) (A) other than in the ordinary course of business consistent with past practice and which does not impose material obligations or limitations on the Company or otherwise materially adversely impact the Company, amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s rights thereunder or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xiii) enter into any contract, agreement or arrangement that obligates the Company to develop any Intellectual Property related to the business of the Company or the Products in a manner whereby such developed Intellectual Property would be owned solely by the counterparty to such contract, agreement or arrangement;

(xiv) intentionally (A) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or (B) fail to perform or make any applicable filings, or recordings, or fail to pay all required fees and Taxes, in each case, that would result in the invalidation, unenforceability, loss or abandonment of any material Company-Owned IP, in each case, other than in the ordinary course of business as part of the Company’s prosecution and maintenance of its Intellectual Property portfolio, provided that the foregoing exclusion shall not permit the abandonment of any material item of Registered Intellectual Property;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xvi) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(xvii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets and properties;

(xviii) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any of the Company Permits that are material to the conduct of the business of the Company; or

(xix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from DCRC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to DCRC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of DCRC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02 Conduct of Business by DCRC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), as set forth in Section 6.02 of the DCRC Disclosure Schedule and except as required by applicable Law (including as may be requested or compelled by any Governmental

Authority), DCRC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the businesses of DCRC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), as set forth in Section 6.02 of the DCRC Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither DCRC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change the DCRC Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of DCRC other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the DCRC Organizational Documents (including pursuant to the Redemption Rights);

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the DCRC Common Stock or DCRC Warrants except for redemptions from the Trust Fund and conversions of the DCRC Founders Stock that are required pursuant to the DCRC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of DCRC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of DCRC or Merger Sub, except in connection with a working capital loan from the Sponsor or an affiliate thereof or certain of DCRC’s officers and directors to finance DCRC’s transaction costs in connection with the transactions contemplated hereby, whereby such loan is on terms no less favorable to DCRC than arms-length and consistent with the provisions of DCRC’s organizational documents ;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any liabilities, indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of DCRC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a working capital loan from the

Sponsor or an affiliate thereof or certain of DCRC’s officers and directors to finance DCRC’s transaction costs in connection with the transaction contemplated hereby, whereby such loan is on terms no less favorable to DCRC than arms-length and consistent with the provisions of DCRC’s organizational documents;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of DCRC or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account;

(k) hire any employees, engage any consultants or adopt, becoming obligated to contribute to, enter into or incur incremental liability (contingent or otherwise) under any Employee Benefit Plan;

(l) make or commit to make any capital expenditures;

(m) enter into any new line of business outside of the business currently conducted by DCRC and Merger Sub as of the date of this Agreement;

(n) enter into, renew, modify, terminate or amend in any material respect, any DCRC Interested Party Transaction (or any contract, that if existing on the date hereof, would have constitute a DCRC Interested Party Transaction), except a working capital loan from the Sponsor or an affiliate thereof or certain of DCRC’s officers and directors to finance DCRC’s transaction costs in connection with the transaction contemplated hereby, whereby such loan is on terms no less favorable to DCRC than arms-length and consistent with the provisions of DCRC’s organizational documents; or

(o) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require DCRC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of DCRC prior to the Closing Date. Prior to the Closing Date, each of DCRC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and DCRC on the other hand, this Agreement, any Ancillary Agreement, the Transactions or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against DCRC, Merger Sub or any other person (a) for legal relief against monies or other assets of DCRC or Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for DCRC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against DCRC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and DCRC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, DCRC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event DCRC prevails in such action or proceeding. Notwithstanding the foregoing, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against DCRC, Merger Sub or any other person for legal relief against monies or other assets of the DCRC or Merger Sub held outside of the Trust Account (including any amounts that were in the Trust Account but subsequently released therefrom) or for specific performance or other equitable relief in connection with the Transactions.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of the Company or any of the outstanding capital stock of the Company or any conversion (other than the Conversion), consolidation, merger, business combination, liquidation, dissolution or similar transaction involving the

Company other than with DCRC and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall direct its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it pursuant to such agreement prior to the date hereof.

(b) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify DCRC promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, or any of its Representatives of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to the Company, or for access to the business, properties, assets, personnel, books or records of the Company by any third party, in each case that is related to an inquiry or proposal with respect to an Alternative Transaction. In such notice, the Company shall, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date hereof, identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and shall provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep DCRC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c) If the Company or any of its respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, each of DCRC and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving DCRC and any other corporation, partnership or other business organization other than the Company (a “DCRC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any DCRC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any DCRC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a DCRC Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any DCRC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of DCRC and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any DCRC Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by DCRC or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by DCRC and Merger Sub.

(e) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, DCRC shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by DCRC or any of its Representatives of any (i) inquiry or proposal with respect to a DCRC Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to a DCRC Alternative Transaction or (iii) request for non-public information relating to DCRC, or for access to the business, properties, assets, personnel, books or records of DCRC by any third party, in each case that is related to an inquiry or proposal with respect to Alternative Transaction. In such notice, DCRC shall, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date hereof, identify the third party making any such inquiry, proposal, indication or request with respect to a DCRC Alternative Transaction and shall provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. DCRC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a DCRC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f) If DCRC or any of its Representatives receives any inquiry or proposal with respect to a DCRC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then DCRC shall promptly (and in no event later than twenty-four (24) hours after DCRC becomes aware of such inquiry or proposal) notify such person in writing that DCRC is subject to an exclusivity agreement with respect to the DCRC Alternative Transaction that prohibits them from considering such inquiry or proposal.

Section 7.02 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, DCRC (with the assistance and cooperation of the Company as reasonably requested by DCRC) shall prepare and file with the SEC a registration statement on Form S-4 (together with the prospectus forming a part thereof and any amendments thereto, the “Registration Statement”) in connection with providing DCRC’s stockholders with the opportunity to exercise their Redemption Rights and the registration under the Securities Act of all the shares of DCRC Class A Common Stock to be issued pursuant to this Agreement, which shall include a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the meeting of DCRC’s stockholders (including any adjournment or postponement thereof, the “DCRC Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement, the Merger and the Transactions, (ii) approval of the issuance of DCRC Class A Common Stock as contemplated by the Subscription Agreements in accordance with the rules and regulations of the NASDAQ Capital Market, (iii) approval of the amended and restated DCRC Certificate of Incorporation as set forth on Exhibit D, (iv) the election of the individuals identified on Exhibit E, and/or such other individuals as are mutually agreed by the parties, to the DCRC Board, (v) approval and adoption of a customary equity incentive plan and employee stock purchase plan, each in form and substance that is consistent with Section 7.06(c) of the Agreement, and (vi) any other proposals that either party reasonably requests to effectuate the Merger and the Transactions contemplated hereby (collectively, the “DCRC Proposals”). Each of the Company and DCRC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below). DCRC and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and DCRC shall take all actions necessary to cause the Merger Materials to be mailed to their respective shareholders as of the applicable record date as promptly as practicable following the date upon which the Registration Statement becomes effective. Each of the Company and DCRC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide DCRC with all information concerning the business, management, operations and financial condition of the Company, in each case, reasonably requested by DCRC for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company to be reasonably available to DCRC and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by DCRC without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). DCRC will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the DCRC Class A Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. DCRC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by DCRC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) DCRC represents that the information supplied by DCRC for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to their respective shareholders and (iii) the time of the DCRC Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to DCRC or Merger Sub, or their respective officers or directors, should be discovered by DCRC which should be set forth in an amendment or a supplement to the Merger Materials, DCRC shall promptly inform the Company. All documents that DCRC is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to their respective shareholders and (iii) the time of the DCRC Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform DCRC. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 7.03 Written Consent; Information Statement; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 7-111-103 of the CBCA. In connection therewith, (i) the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent in accordance with the organizational documents of the Company and the Company will prepare (subject to the reasonable approval DCRC) and deliver to the stockholders of the Company an information statement (the “Information Statement”), which Information Statement shall include a description of the appraisal rights of the stockholders of the Company available under Article 113 of the CBCA, along with such other information as is required thereunder and pursuant to applicable Law. The Company shall use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit F, with such modifications as may be mutually agreed by DCRC and the Company, (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such Key Company Stockholder (which Key Company Stockholders hold shares of Company Stock sufficient to constitute the Company Stockholder Approval) in accordance with Section 7-111-103 of the CBCA within 5 Business Days of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Stockholders to the Company, the Company shall deliver to DCRC a copy of such Written Consent in accordance with Section 10.01. If the Key Company Stockholders fail to deliver the Written Consent to the Company within 5 Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), DCRC shall have the right to terminate this Agreement as set forth and subject to the terms contained in Section 9.01.

(b) The Information Statement and Written Consent shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Information Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than DCRC and its affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by DCRC, fail to issue, within ten (10) Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding the foregoing, if the Company Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a Company Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may effect a Company Change in Recommendation so long as the Company (to the extent lawful and reasonably practicable) first provides DCRC with at least 48 hours advance written notice of such withdrawal or modification.

(d) Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver the Written Consent and to otherwise solicit the Company Stockholder Approval in accordance with Section 7.03(a).

Section 7.04 DCRC Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) DCRC shall call and hold the DCRC Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the DCRC Proposals, and DCRC shall use its reasonable best efforts to hold the DCRC Stockholders’ Meeting as soon as practicable following after the date on which the Registration Statement becomes effective (after, in each case, taking into account a reasonable period of time as DCRC deems necessary to solicit proxies); provided, that DCRC may postpone or adjourn the DCRC Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the DCRC Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the DCRC Proposals or otherwise take actions consistent with DCRC’s obligations pursuant to Section 7.09. DCRC shall use its reasonable best efforts to obtain the approval of the DCRC Proposals at the DCRC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the DCRC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The DCRC Board shall recommend to its stockholders that they approve the DCRC Proposals (the “DCRC Recommendation”) and shall include such recommendation in the Proxy Statement. Neither the DCRC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the DCRC Recommendation, or fail to include the DCRC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any DCRC Alternative Transaction (any action described in clauses (i) through (ii) being referred to as a “DCRC Change in Recommendation”). Notwithstanding the foregoing, if the DCRC Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a DCRC Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of DCRC under applicable Law, then the DCRC Board may effect a DCRC Change in Recommendation so long as DCRC (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours advance written notice of such withdrawal or modification.

(b) Notwithstanding (i) any DCRC Change in Recommendation, (ii) the making of any inquiry or proposal with respect to a DCRC Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall DCRC or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any DCRC Alternative Transaction or terminate this Agreement in connection therewith and (B) DCRC and Merger Sub shall otherwise remain subject to the terms of this Agreement, including DCRC’s obligation to use reasonable best efforts to obtain the approval of the DCRC Proposals at the DCRC Stockholders’ Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, DCRC shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

Section 7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and DCRC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request to consummate the Transactions. Notwithstanding the foregoing, neither the Company nor DCRC shall be required to provide access to or disclose information where the access or disclosure would result in the disclosure of any trade secret, jeopardize the protection of attorney-client privilege, or contravene applicable Law or COVID-19 Measures (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or permit any invasive environmental testing or sampling.

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with that certain Confidentiality Agreement, dated December 14, 2020 (the “Confidentiality Agreement”), by and between the Company and DCRC, as the assignee of the rights and obligations arising thereof from Riverstone Investment Group LLC.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.06 Employee Benefits Matters.

(a) The parties shall cooperate to effectuate the actions set forth in Sections 3.01(b)(v) and 3.01(b)(vi).

(b) The Company shall cause all notices to be timely provided to each participant under the Company Stock Plan as required by the Company Stock Plan.

(c) Prior to the effectiveness of the Registration Statement, DCRC will adopt (i) a customary equity incentive plan that is reasonably acceptable to the Company and DCRC, with such plan to provide for (x) an initial number of shares of DCRC Class A Common Stock reserved for issuance thereunder equal to approximately 10% of the shares of DCRC Class A Common Stock as of immediately after the Effective Time (taking into account the issuance of shares under this Agreement and the Subscription Agreement), calculated on fully-diluted and outstanding basis (the “EIP Initial Share Reserve”) and (y) an automatic annual increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to the least of: (1) the EIP Initial Share Reserve, (2) 5% of the number of shares of the DCRC Class A Common Stock outstanding on the last day of the immediately preceding fiscal year, or (3) such lesser number as determined by the plan administrator and (ii) a customary employee stock purchase plan that is reasonably acceptable to the Company and DCRC, with such plan to provide for (x) an initial number of shares of DCRC Class A Common Stock reserved for sale thereunder equal to approximately 2% of the shares of DCRC Class A Common Stock as of immediately after the Effective Time, calculated on fully-diluted and outstanding basis (the “ESPP Initial Share Reserve”) and (y) an automatic annual increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to the least of: (1) the ESPP Initial Share Reserve, (2) 1% of the number of shares of the DCRC Class A Common Stock outstanding on the last day of the immediately preceding fiscal year, or (3) such lesser number as determined by the plan administrator.

(d) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any employees of the Company who remain employed immediately after the Effective Time or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, DCRC, the Surviving Corporation or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of DCRC shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Articles of Incorporation and the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, DCRC shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Articles of Incorporation or the bylaws of the Company in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The certificate of incorporation and bylaws of DCRC shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the current certificate of incorporation and bylaws of DCRC, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of DCRC, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, DCRC shall indemnify and hold harmless each present and former director and officer of DCRC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that DCRC would have been permitted under applicable Law, the DCRC Certificate of Incorporation or the bylaws of DCRC in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six (6) years from the Effective Time, DCRC shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been made available to DCRC) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, subject to the consent of DCRC (which consent shall not be unreasonably withheld), the Company shall elect whether the preceding sentence shall be fulfilled by (a) the Company’s purchase of a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, (b) coverage under the “go-forward” D&O Insurance discussed in Section 7.07(e) hereof, or (c) some other arrangement. If the Company elects to purchase such a “tail” policy prior to the Effective Time, (i) DCRC will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor the Company’s obligations thereunder and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.07(c) shall be continued in respect of such claim under this final disposition thereof.

(d) Prior to the Effective Time, DCRC shall purchase a prepaid “tail” policy (a “DCRC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by DCRC’s directors’ and officers’ liability insurance policies. DCRC shall maintain such DCRC Tail Policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor DCRC’s obligations thereunder.

(e) Prior to or in connection with the Closing, the Company may obtain “go-forward” D&O Insurance that is reasonably satisfactory to DCRC to cover the post-Closing directors and officers of DCRC. From and after the date of this Agreement, the Company and DCRC shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.07(e), including but not limited to the selection of any insurance broker to obtain such “go-forward” D&O Insurance, communications with such insurance broker, access to any insurance broker presentations, and review of underwriter quotes and draft policies for such insurance, and the Company and DCRC shall make available their Representatives as needed for any underwriting call. For the avoidance of doubt, the cost of such “go-forward” D&O Insurance shall be a post-Closing expense of DCRC.

(f) On the Closing Date, DCRC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and DCRC with the post-Closing directors and officers of DCRC, which indemnification agreements shall continue to be effective following the Closing.

(g) For a period of six (6) years from the Closing, DCRC agrees that it shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions, actions, and investments contemplated by this Agreement or any Ancillary Agreement, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided that such indemnity shall only be provided to the extent any amounts so indemnified by DCRC would have been eligible to be satisfied by the D&O Insurance or the DCRC Tail Policy but for the application of any deductible or self-insured retention thereunder.

Section 7.08 Notification of Certain Matters. The Company shall give prompt notice to DCRC, and DCRC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, DCRC shall use its reasonable best efforts to consummate the Private Placements in accordance with the Subscription Agreements, and the Company shall cooperate with DCRC in such efforts. DCRC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement, modification or termination of any Subscription Agreement that would reasonably be expected to delay, the consummation of the Private Placement, or prevent or reduce the amounts payable thereunder. Without limiting the generality of the foregoing, DCRC shall give the Company, prompt (and, in any event within three Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to DCRC; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any terms or provisions of any Subscription Agreement; and (iv) if DCRC does not expect to receive all or any portion of the Private Placements on the terms, in the manner or from the sources contemplated by the

Subscription Agreements. DCRC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enforce its rights under the Subscription Agreement in the event that all conditions in the Subscription Agreement (other than conditions whose satisfaction is controlled by the parties to this Agreement or any of their affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to pay the applicable portion of the Private Placement set forth in the Subscription Agreements in accordance with their terms.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of DCRC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the NASDAQ Capital Market, each of DCRC and the Company shall consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Nothing contained in this Section 7.10 shall prevent DCRC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

Section 7.11 Stock Exchange Listing. DCRC will use its reasonable best efforts to cause the DCRC Class A Common Stock issued in connection with the Transactions to be approved for listing on the NASDAQ Capital Market at Closing. During the period from the date hereof until the Closing, DCRC shall use its reasonable best efforts to keep the DCRC Units, DCRC Class A Common Stock and DCRC Warrants listed for trading on the NASDAQ Capital Market.

Section 7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than fifteen (15) Business Days after the date of this Agreement, the Company and DCRC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) DCRC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, confidentiality obligations, or applicable Law, and (iii) as necessary in the to protect against waiver of attorney-client privilege or other privilege due to disclosure.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.13 Trust Account.

(a) As of the Effective Time, the obligations of DCRC to dissolve or liquidate within a specified time period as contained in the DCRC Certificate of Incorporation will be terminated and DCRC shall have no obligation whatsoever to dissolve and liquidate the assets of DCRC by reason of the consummation of the Merger or otherwise and no stockholder of DCRC shall be entitled to receive any amount from the Trust Account other than upon the exercise of their Redemption Rights. At least 48 hours prior to the Effective Time, DCRC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account as promptly as practicable to DCRC (to be held as available cash for immediate use on the balance sheet of DCRC, and to be used (a) to satisfy the exercise of any Redemption Rights, (b) to pay the Company’s and DCRC’s unpaid transaction expenses in connection with this Agreement and the Transactions and (c) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate; provided, however that the liabilities and obligations of DCRC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of DCRC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to DCRC in connection with its efforts to effect the Merger.

Section 7.14 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the DCRC and Merger Sub Disclosure Schedule, each of DCRC, Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its Knowledge could reasonably be expected to materially prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (b) report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. DCRC and the Company will use reasonable best efforts and reasonably cooperate with one another, upon request, in connection with the issuance to DCRC or the Company of any opinion relating to the Intended Tax Treatment, including, upon request, using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of DCRC or the Company, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. For the avoidance of doubt, (i) if any opinion regarding the Intended Tax Treatment is required in connection with the filing of the Registration Statement and the Registration Statement includes disclosure to the holders of Company Stock, such opinion regarding the disclosure to the holders of Company Stock shall be provided by Wilson Sonsini Goodrich & Rosati LLP on behalf of the Company (or other nationally recognized law firm, mutually agreeable to the parties, which is engaged by the Company to provide such opinion) and (ii) if any opinion regarding the tax treatment of the Merger to the holders of DCRC Common Stock is required in connection with the filing of the Registration Statement and the Registration Statement includes disclosure to the holders of DCRC Common Stock, such opinion regarding the disclosure to the holders of DCRC Common Stock shall be provided by Vinson & Elkins, L.L.P. on behalf of DCRC (or other nationally recognized law firm, mutually agreeable to the parties, which is engaged by DCRC to provide such opinion).

(b) The Company shall use reasonable best efforts to deliver to DCRC, in a form reasonably acceptable to DCRC, a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by DCRC with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.15 Directors. DCRC shall take all necessary action so that immediately after the Effective Time, the board of directors of DCRC is comprised of the individuals designated on Exhibit E.

Section 7.16 Termination of Certain Agreements. The Company shall use reasonable best efforts to terminate the agreements in Section 7.16 of the Company Disclosure Schedule, which includes (a) each Side Letter Agreement, other than those Side Letter Agreements that may expire on their own terms or such Side Letter Agreements listed on Section 7.16(b) of the Company Disclosure Schedule, (b) the Company Voting Agreement and (c) the Right of First Refusal and Co-Sale Agreement, at or prior to the Closing.

Section 7.17 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, DCRC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder actions (including derivative claims) relating to this Agreement, any Ancillary Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of DCRC, any of DCRC or any of its respective Representatives (in their capacity as a Representative of DCRC) or, in the case of the Company or any of its Representatives (in their capacity as a Representative of the Company). DCRC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) DCRC or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Company Representatives settle or compromise any Transaction Litigation without the prior written consent of DCRC (not to be unreasonably withheld, conditioned or delayed).

Section 7.18 Section 16 Matters. Prior to the Closing, the board of directors of DCRC, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of DCRC Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of DCRC following the Closing, shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 7.19 Assumption of Board Nomination and Support Agreement and Side Letter. DCRC shall take all necessary action so that immediately after the Effective Time, DCRC assumes (a) the Board Nomination and Support Agreement dated as of May 5, 2021 by and between the Company, BMW Holding B.V. and certain stockholders of the Company listed therein, as amended (the “Board Nomination and Support Agreement”), and (b) Series B Preferred Side Letter Agreement dated as of May 5, 2021, by and between the Company and BMW Holding B.V., as amended (“BMW Side Letter Agreement”), including in each case, all such applicable rights, liabilities and obligations of the Company provided in the Board Nomination and Support Agreement and BMW Side Letter Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, DCRC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to DCRC.

(b) DCRC Stockholders’ Approval. The DCRC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of DCRC in accordance with the Proxy Statement, the DGCL, the DCRC Organizational Documents and the rules and regulations of the NASDAQ Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Stock Exchange Listing. The shares of DCRC Class A Common Stock shall be listed on the NASDAQ Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) DCRC Net Tangible Assets. Either DCRC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the DCRC Organizational Documents and after giving effect to the Private Placements or the DCRC Class A Common Stock shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act

(h) Offer Completion. DCRC has provided an opportunity to its stockholders to have their DCRC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the DCRC Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of DCRC for the Transaction. Other than as a result of the valid exercise of Redemption Rights prior to the Closing, no stockholder of DCRC will have any continuing right to redeem after the Closing.

Section 8.02 Conditions to the Obligations of DCRC and Merger Sub. The obligations of DCRC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03, Section 4.04 and Section 4.21 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement, (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to DCRC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time that is continuing.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of DCRC and Merger Sub contained in (i) Section 5.01, Section 5.03, Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement, (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “DCRC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a DCRC Material Adverse Effect.

(b) Agreements and Covenants. DCRC and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. DCRC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of DCRC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No DCRC Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time that is continuing.

(e) Registration Rights Agreement. DCRC shall have delivered a copy of the Registration Rights Agreement duly executed by DCRC and the DCRC stockholders party thereto.

(f) Trust Fund. DCRC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to DCRC immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available for immediate use to DCRC in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of DCRC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(g) Minimum Cash. As of the Closing, after consummation of the Private Placements and distribution of the Trust Fund pursuant to Section 7.13, deducting all amounts to be paid pursuant to the exercise of Redemption Rights, DCRC shall have unrestricted cash on hand equal to or in excess of $300,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions or the Private Placements or any cash on hand of the Company).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or DCRC, as follows:

(a) by mutual written consent of DCRC and the Company; or

(b) by either DCRC or the Company if the Effective Time shall not have occurred prior to December 12, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that if on the Outside Date at least one of the conditions set forth in Section 8.01(c) or 8.01(d) shall not have been satisfied, but all the other conditions to Closing set forth in Article VIII have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date), then the Outside Date will be deemed automatically extended without any further action until March 12, 2022 (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the Outside Date, as extended); or

(c) by either DCRC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions and the Merger; or

(d) by either DCRC or the Company if any of the DCRC Proposals shall fail to receive the requisite vote for approval at the DCRC Stockholders’ Meeting; or

(e) by DCRC in the event of a Written Consent Failure, provided that DCRC’s right to terminate this Agreement under Section 9.01(e) shall automatically terminate and expire once the Company has delivered evidence that the Company Stockholder Approval has been obtained; or

(f) by DCRC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that DCRC has not waived such Terminating Company Breach and DCRC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further that, if such Terminating Company Breach is curable by the Company, DCRC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within fifteen (15) days after notice of such breach is provided by DCRC to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of DCRC and Merger Sub set forth in this Agreement, or if any representation or warranty of DCRC and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating

DCRC Breach”); provided that the Company has not waived such Terminating DCRC Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating DCRC Breach is curable by DCRC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as DCRC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within fifteen (15) days after notice of such breach is provided by the Company to DCRC.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) as set forth in Article X, and any corresponding definitions set forth in Article I, or (ii) in the case of termination subsequent to a willful and material breach of this Agreement for the party hereto that committed such breach.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if the Closing shall occur, DCRC shall pay or cause to be paid, (i) the unpaid expenses of the Company incurred in connection with this Agreement and the Transactions, and (ii) any expenses of Merger Sub or its affiliates incurred in connection with this Agreement and the Transactions; including, for the avoidance of doubt, (a) any amounts due to the underwriters of DCRC’s initial public offering for its deferred underwriting commissions, (b) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, and (c) any fees, costs and expenses of counsel, accountants or other advisors or service providers, it being understood that any payments to be made (or to cause to be made) by DCRC under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, (i) DCRC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of DCRC or Merger Sub, (b) waive any inaccuracy in the representations and warranties of DCRC or Merger Sub contained herein or in any document delivered by DCRC and/or Merger pursuant hereto and (c) waive compliance with any agreement of DCRC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to DCRC or Merger Sub:

Decarbonization Plus Acquisition Corporation III

2744 Sand Hill Road

Menlo Park, CA

(212) 993-0076

Attention: Erik Anderson, Peter Haskopoulos and Robert Tichio

Email: erik@wrg.vc, phaskopoulos@riverstonellc.com, rtichio@riverstonellc.com with a copy to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Dan Komarek

Email: dkomarek@velaw.com

Attention: Ramey Layne

Email: rlayne@velaw.com

if to the Company:

Solid Power, Inc.

486 S. Pierce Ave. Suite E

Louisville, CO 80027

Email: legal@solidpowerbattery.com

with a copy to:

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert O’Connor

Email: roconnor@wsgr.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and, except as set forth in Section 7.05(b), supersede all prior agreements and undertakings (whether written and oral) among the parties, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 and Section 10.11 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Delaware Court of Chancery, or, if that court does not have jurisdiction, in any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11 No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be brought by any party to this Agreement and based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of another person, other than DCRC and Merger Sub in respect of the other. No person who is not a Contracting Party, including, without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) to any party to this Agreement in respect of any claims made under this Agreement or any other Transaction Document for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law, and each party hereto waives and release all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, no Nonparty Affiliate shall be responsible or liable for any punitive damages (other than to the extent awarded to a third party by a Governmental Authority) which may be alleged as a result of this Agreement, the Transaction Documents or any of the other agreements referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

DCRC, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DECARBONIZATION PLUS ACQUISITION CORPORATION III

By	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

DCRC MERGER SUB INC.

By	/s/ Robert Tichio
Name:	Robert Tichio
Title:	Chief Executive Officer and President

[Signature Page to Business Combination Agreement and Plan of Reorganization]

SOLID POWER, INC.

By	/s/ Douglas Campbell
Name:	Douglas Campbell
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

EXHIBIT A

Form of Amended and Restated Registration Rights Agreement

[Attached]

Final Form

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [______], 2021, is made and entered into by and among Decarbonization Plus Acquisition Corporation III, a Delaware corporation (the “Company”), Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, on March 23, 2021, the Company, the Sponsor and certain other security holders named therein (the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and such other Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on June 15, 2021, the Company, DCRC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (“Solid Power”), entered into that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), pursuant to which, among other things, Merger Sub will merge with and into Solid Power on or about the date hereof, with Solid Power surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders will own shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and the Sponsor, James AC McDermott, Jeffrey Tepper, Dr. Jennifer Aaker, and Jane Kearns will own warrants to purchase an aggregate of 6,666,667 shares of Common Stock (the “Private Placement Warrants”); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals hereto.

“Block Trade” shall have the meaning given to it in subsection 2.3.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $50 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.3.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holders” shall have the meaning given in the Preamble.

“Solid Power” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Minimum Amount” shall have the meaning given in subsection 2.4 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.3.1.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding shares of Common Stock held by a Holder (including any shares of Common Stock issued or issuable upon exercise of any other outstanding equity securities of the Company (other than equity securities issued pursuant to an employee stock option or other benefit plan)), (c) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective

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under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(i) or Rule 144(i)(2)).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Commission, the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering, not to exceed $50,000 with respect to any one Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“Sponsor” shall have the meaning given in the Preamble.

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

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“Underwritten Demand” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1. Registration.

2.1.1 Shelf Registration. (a) The Company agrees that, within thirty (30) days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement (a “Shelf Registration Statement”) registering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act from time to time by the Holders of all the Registrable Securities held by the Holders (a “Shelf Registration”).

(b) The Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (i) as shall be selected by the Company and (ii) as shall permit the resale or other disposition of the Registrable Securities by the Holders. If at any time a Registration Statement filed with the Commission pursuant to subsection 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

2.1.2 Underwritten Offering. Subject to the provisions of subsection 2.1.3 and Sections 2.4, 2.5 and 3.4 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 of this Agreement (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company in consultation with the Demanding Holders initiating the Underwritten Offering.

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, and the Requesting Holders in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the

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Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.2 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering; provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by the Demanding Holders and participating Holders in such Underwritten Offering being less than the Minimum Amount, the Company may cease all efforts to complete the Underwritten Offering and, for the avoidance of doubt, if such efforts are ceased, such Underwritten Offering shall not be counted as an Underwritten Offering for the purpose of the final sentence of subsection 2.1.2. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.4.

2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to (i) file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company, other than a Registration Statement (A) filed in connection with any employee stock option or other benefit plan, (B) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (C) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (D) for an offering solely of debt that is convertible into equity securities of the Company or (E) for a dividend reinvestment plan, or (ii) consummate an Underwritten Offering for its own account or for the account of stockholders of the Company (other than pursuant to the terms of this Agreement), then the Company shall give written notice of such proposed action to the Holders of at least $25 million of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (a) five (5) days in the case of filing a Registration Statement and (b) two (2) days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Piggyback Registration. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

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(a) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3 Block Trades Other Coordinated Offerings.

2.3.1 Notwithstanding any other provision of this Article II, but subject to Sections 2.4, 2.5 and 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, $25 million,

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then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.3, such Holder shall notify the Company promptly of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw from such Block Trade or Other Coordinated Offering for any or no reason whatsoever upon written notification to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4 Total Demanded Transactions. Notwithstanding the foregoing, the Company is not obligated to effect (i) more than an aggregate of three (3) Underwritten Offerings, Block Trades and Other Coordinated Offerings in any twelve (12)-month period, (ii) more than an aggregate of five (5) Underwritten Offerings, Block Trades and Other Coordinated Offerings in total, (iii) any Underwritten Offering, Block Trade or Other Coordinated Offerings within six (6) months after the closing of an Underwritten Offering or (iv) an Underwritten Offering unless the reasonably expected aggregate gross proceeds from the offering of the Registrable Securities to be registered in connection with such Underwritten Offering are at least $75,000,000 (the “Minimum Amount”). For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.2 and any demand for an Underwritten Offering pursuant to subsection 2.1.2 shall not be counted as a Block Trade or Other Coordinated Offering pursuant to Section 2.3.

2.5 Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; (B) the filing, initial effectiveness, or continued use of a Registration Statement in respect of such Underwritten Offering at any time would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (C) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board that such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall notify such Holders that such circumstances exist. In such event, the Company shall have the right to defer such filing or offering for a period of not more than sixty (60) consecutive days; provided, however, that the Company shall not defer its obligation in this manner more than ninety (90) days in any twelve (12)-month period.

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ARTICLE III

COMPANY PROCEDURES

3.1. General Procedures. The Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, to the extent applicable, as promptly as reasonably practicable:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until there are no longer any Registrable Securities outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters or Financial Counterparty, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering or Block Trade, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Registration of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10 in accordance with Section 3.4 of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters or other Financial Counterparty facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all customary information reasonably requested by any such representative, Underwriter, Financial Counterparty, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or Financial Counterparty enter into confidentiality agreements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders or the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

3.1.14 in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Underwriters or Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.15 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.16 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

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3.1.17 if the Registration involves the Registration of Registrable Securities in an Underwritten Offering in excess of the Minimum Amount, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2. Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (A) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (B) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales provided for the avoidance of doubt, that the foregoing shall not restrict or otherwise affect the consummation of any sale pursuant to a contract entered into or order placed by a Holder prior to receipt of notice of the Suspension Event and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times, covenants to file timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Legend Removal. The Company shall cause any Common Stock issued to a Holder pursuant to the BCA that is covered for resale by an effective registration statement with the Commission to be issued without any restrictive legends due to the fact that such Common Stock was issued in a transaction that was not a registered offering under the Securities Act and, if requested by any Holder, cause to be delivered to the Holder such Common Stock by crediting the account of the Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, in each case, free from such restrictive legends and stop transfer instructions (or similar notations) and without the requirement for any Holder to deliver any documentation affixed with a medallion guarantee. To the extent any Registrable Securities do bear any other restrictive legend at any time, the Company shall cause such restrictive legends related to the book-entry account holding any Holder’s Registrable Securities (or certificates related thereto) to be removed (and such Registrable Securities shall not be subject to any stop-transfer instructions), and without the requirement for any Holder to deliver any documentation affixed with a medallion guarantee if such Registrable Securities are registered for resale under the Securities Act (provided that, such Holder agrees that if a Holder is selling pursuant to the effective registration statement registering the Registrable Securities for resale, it shall only sell such Registrable Securities under such registration statement, during such time that such registration statement is effective and not withdrawn or suspended, and only as permitted by such registration statement and such Holder provides customary documentation in support thereof). The Company agrees that, following such time as the foregoing conditions are met, it will, no later than the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery by the Holder to the Company or the transfer agent for the Registrable Securities of a book-entry account or certificate representing Registrable Securities issued with a restrictive legend, deliver or cause the transfer agent to deliver to the Holder a book-entry account or certificate representing such Registrable Securities or, at the request of the Holder, deliver or cause to be delivered the Registrable Securities to the Holder by crediting the account of the Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, in each case, free from all restrictive and other legends and stop transfer instructions (or similar notations). Each Holder shall have the right to pursue any remedies available to it hereunder, or otherwise at law or in equity, including a decree of specific performance and/or injunctive relief, with respect to the Company’s failure to timely deliver Registrable Securities without legend as required pursuant to the terms hereof. For purposes hereof, “Trading Day” means any day on which the Registrable Securities are traded for any period on Nasdaq or, if Nasdaq is not the principal trading market for the Registrable Securities, on the principal trading market or other securities exchange or market on which the Registrable Securities then being traded; provided, however, that during any period in which the Registrable Securities not listed or quoted on Nasdaq or any other securities exchange or market, the term “Trading Day” shall mean a business day, and “Standard Settlement Period” means, as of any date, the standard settlement period for equity trades effected on securities exchanges in the United States, expressed in a number of Trading Days, as in effect on such date.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use in a Registration Statement.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus reasonably necessary local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and

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any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and which settlement does not include any admission of fault or culpability by such indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Sponsor, to: 2744 Sand Hill Road, Suite 100, Menlo Park, CA 94025, or by email at: phaskopoulos@riverstonellc.com, if to the Company, to: Solid Power, Inc., [•], Attention: [•], or by email at: [•], and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third-Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice provided in accordance with Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts or by other electronic transmission), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) the parties to those certain Subscription Agreements, dated as of June 15, 2021, by and between the Company and certain investors, and (c) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of March 23, 2021, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

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5.8 Termination of Existing Registration Rights Agreement. Upon this Agreement coming into effect, the Existing Registration Rights Agreement, shall be amended in full with its terms replaced by the terms hereof pursuant to Section 5.7 of the Existing Registration Rights Agreement, and the parties thereto shall take all necessary actions and cooperate with the Company to ensure that the Existing Registration Rights Agreement is terminated without any further liability.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

DECARBONIZATION PLUS ACQUISITION CORPORATION III,
a Delaware corporation

By:
Name: Peter Haskopoulos
Title: Chief Financial Officer, Chief Accounting Officer and Secretary

HOLDERS:

DECARBONIZATION PLUS ACQUISITION SPONSOR III LLC,
a Delaware limited liability company

By:
Name: Peter Haskopoulos
Title: Authorized Person

James AC McDermott

Jeffrey Tepper

Dr. Jennifer Aaker

Jane Kearns

[Solid Power stockholder]

[Solid Power stockholder]

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT B

Form of Fifth Amended and Restated Articles of Incorporation of Surviving Corporation

[Attached]

Final Form

FIFTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

[___________________]

The directors and shareholders of this corporation have adopted these Fifth Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) as permitted under §7-110-103 and §7-110-107 Colorado Revised Statutes (C.R.S.) and authorize the delivery of these Articles of Incorporation to the Colorado Secretary of State for filing.

ARTICLE I

NAME

The name of the corporation is [_______________]

ARTICLE II

PURPOSE

The corporation shall have and may exercise all the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado except that the corporation shall not act as a bank, trust company, insurance company or health care cooperative. In addition, the corporation may do everything necessary, suitable or proper to accomplish any of its corporate purposes. The corporation may conduct part or all its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

ARTICLE III

CAPITAL STOCK

The corporation is authorized to issue one class of stock, which is Common Stock. The aggregate number of shares the corporation shall have authority to issue is one hundred thousand (100,000) shares of common stock. The par value of each share of Common Stock is $0.001 per share. Each share of Common Stock shall have one vote in the election of directors and all other matters, and holders of shares of Common Stock constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act.

ARTICLE IV

NO CUMULATIVE VOTING OR PREEMPTIVE RIGHTS

The shareholders are not entitled to cumulative voting. The shareholders are not entitled to preemptive rights to acquire additional or treasury shares of this corporation.

ARTICLE V

QUORUM

Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders one-half the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, constitute a quorum of that voting group.

ARTICLE VI

ACTION BY SHAREHOLDERS WITHOUT A MEETING

Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the required shareholders consent to such action in writing. The required shareholders are the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted. The corporation must provide notice of all actions taken by less than unanimous written consent as required by the corporation’s bylaws or by statute.

ARTICLE VII

DIRECTORS

The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors.

ARTICLE VIII

PRINCIPAL OFFICE

The address of the principal office of the corporation is 486 S. Pierce Ave., Suite E, Louisville, Colorado 80027.

ARTICLE IX

REGISTERED OFFICE AND AGENT

The registered office of the corporation is located at 486 S. Pierce Ave., Suite E, Louisville, Colorado 80027, and the name of the registered agent at such address is the corporation. Either the registered office or the registered agent may be changed in the manner provided by law.

ARTICLE X

INDEMNIFICATION

The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation’s request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

ARTICLE XI

LIMITATION ON DIRECTOR’S LIABILITY

The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under Colorado law.

Amended and Restated Articles of Incorporation, Page 2

ARTICLE XII

NEGATION OF EQUITABLE INTERESTS IN SHARES OR RIGHTS

Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to C.R.S. §7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act.

Amended and Restated Articles of Incorporation, Page 3

EXHIBIT C

Form of Amended and Restated Bylaws of Surviving Corporation

[Attached]

Final Form

AMENDED AND RESTATED BYLAWS

OF

As Adopted [date]

Article I

SHAREHOLDERS

1. ANNUAL SHAREHOLDERS’ MEETING. The annual shareholders’ meeting shall be held on the date and at the time and place fixed from time to time by the Board of Directors; provided, however, that the first annual meeting shall be held on a date that is within six months after the close of the first fiscal year of the Corporation, and each successive annual meeting shall be held on a date that is within the earlier of six months after the close of the last fiscal year or 15 months after the last annual meeting.

2. SPECIAL SHAREHOLDERS’ MEETING. A special shareholders’ meeting, for any purpose or purposes, may be called by the Board of Directors or the president. The Corporation shall also hold a special shareholders’ meeting in the event it receives, in the manner specified in Article VIII.3, one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by the holders of shares representing not less than one-tenth of all of the votes entitled to be cast on any issue at the meeting. Special meetings shall be held at the principal office of the Corporation or at such other place as the Board of Directors or the president may determine.

3. RECORD DATE FOR DETERMINATION OF SHAREHOLDERS.

(a) In order to make a determination of shareholders (1) entitled to notice of or to vote at any shareholders’ meeting or at any adjournment of a shareholders’ meeting, (2) entitled to demand a special shareholders’ meeting, (3) entitled to take any other action, (4) entitled to receive payment of a share dividend or a distribution, or (5) for any other purpose, the Board of Directors may fix a future date as the record date for such determination of shareholders. The record date may not be fixed more than 70 days before the date of the proposed action.

(b) Unless otherwise specified when the record date is fixed, the time of day for determination of shareholders shall be the Corporation’s close of business on the record date.

(c) A determination of shareholders entitled to be given notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which the Board of Directors shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

(d) If no record date is otherwise fixed, the record date for determining shareholders entitled to be given notice of and to vote at an annual or special shareholders’ meeting is the day before the first notice is given to shareholders.

(e) If no record date is otherwise fixed, the record date for determining shareholders entitled to demand a special shareholders’ meeting is the later of (1) the date of the earliest of the demands pursuant to which the meeting is called, or (2) the date that is 60 days before the date the first of such demands is received by the Corporation.

(f) The record date for determining shareholders entitled to take action without a meeting pursuant to Article I.10 is the date a writing upon which the action is taken is first received by the Corporation.

4. VOTING LIST.

(a) After a record date is fixed for a shareholders’ meeting, the secretary shall prepare a list of the names of all of the Corporation’s shareholders that are entitled to be given notice of the meeting. The list shall be arranged by voting groups and within each voting group by class or series of shares, shall be alphabetical within each class or series, and shall show the address of each shareholder and the number of shares of each such class and series that are held by each shareholder.

(b) The list of shareholders shall be available for inspection by any shareholder, beginning the earlier of ten days before the meeting for which the list was prepared or two business days after notice of the meeting is given and continuing through the meeting, and any adjournment thereof, at the Corporation’s principal office or at a place identified in the notice of the meeting in the city where the meeting will be held.

(c) The secretary shall make the list of shareholders available at the meeting, and any shareholder or agent or attorney of a shareholder is entitled to inspect the list at any time during the meeting or any adjournment thereof.

5. NOTICE TO SHAREHOLDERS.

(a) The secretary shall give notice to the shareholders of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 nor more than 60 days before the date of the meeting; except that, if the Articles of Incorporation are to be amended to increase the number of authorized shares, at least 30 days’ notice shall be given. Except as otherwise required by the Colorado Business Corporation Act, the secretary shall be required to give such notice only to shareholders entitled to vote at the meeting.

(b) Notice of an annual shareholders’ meeting need not include a description of the purpose or purposes for which the meeting is called unless a purpose of the meeting is to consider an amendment to the Articles of Incorporation, a restatement of the Articles of Incorporation, a plan of merger or share exchange, disposition of substantially all of the property of the Corporation, consent by the Corporation to the disposition of property by another entity, or dissolution of the Corporation.

(c) Notice of a special shareholders’ meeting shall include a description of the purpose or purposes for which the meeting is called.

(d) Notice of a shareholders’ meeting shall be in writing and shall be given:

(1) by deposit in the United States mail, properly addressed to the shareholder’s address shown in the Corporation’s current record of shareholders, first class postage prepaid, and, if so given, shall be effective when mailed; or

(2) by electronic mail, mail, or private carrier or by personal delivery to the shareholder, and, if so given, shall be effective when actually received by the shareholder.

(e) If an annual or special shareholders’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before adjournment; provided, however, that, if a new record date for the adjourned meeting is fixed pursuant to Article I.3(c), notice of the adjourned meeting shall be given to persons that are shareholders as of the new record date.

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(f) If three successive notices, whether with respect to a shareholders’ meeting or otherwise, are given by the Corporation to a shareholder and are returned as undeliverable, no further notices to such shareholder shall be necessary until another address for the shareholder is made known to the Corporation.

6. QUORUM. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. One-half of the votes entitled to be cast on the matter by the voting group shall constitute a quorum of that voting group for action on the matter. If a quorum does not exist with respect to any voting group, the president or any shareholder or proxy that is present at the meeting, whether or not a member of that voting group, may adjourn the meeting to a different date, time, or place, and (subject to the next sentence) notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before adjournment. If a new record date for the adjourned meeting is or must be fixed pursuant to Article I.3(c), notice of the adjourned meeting shall be given pursuant to Article I.5 to persons that are shareholders as of the new record date. At any adjourned meeting at which a quorum exists, any matter may be acted upon that could have been acted upon at the meeting originally called; provided, however, that, if new notice is given of the adjourned meeting, then such notice shall state the purpose or purposes of the adjourned meeting sufficiently to permit action on such matters. Once a share is represented for any purpose at a meeting, including the purpose of determining that a quorum exists, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting.

7. VOTING ENTITLEMENT OF SHARES. Except as stated in the Articles of Incorporation, each outstanding share, regardless of class, is entitled to one vote, and each fractional share is entitled to a corresponding fractional vote, on each matter voted on at a shareholders’ meeting.

8. PROXIES; ACCEPTANCE OF VOTES AND CONSENTS.

(a) A shareholder may vote either in person or by proxy.

(b) An appointment of a proxy is not effective against the Corporation until the appointment is received by the Corporation. An appointment is valid for 11 months unless a different period is expressly provided in the appointment form.

(c) The Corporation may accept or reject any appointment of a proxy, revocation of appointment of a proxy, vote, consent, waiver, or other writing purportedly signed by or for a shareholder, if such acceptance or rejection is in accordance with the provisions of the Colorado Business Corporation Act.

9. WAIVER OF NOTICE.

(a) A shareholder may waive any notice required by the Colorado Business Corporation Act, the Articles of Incorporation, or these Bylaws, whether before, at, or after the date or time stated in the notice as the date or time when any action will occur or has occurred. The waiver shall be in writing, be signed by the shareholder entitled to the notice, and be delivered to the Corporation for inclusion in the minutes for filing with the corporate records, but such delivery and filing shall not be conditions of the effectiveness of the waiver.

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(b) A shareholder’s attendance at a meeting (1) waives objection to lack of notice or defective notice of the meeting unless, at the beginning of the meeting, the shareholder objects to holding the meeting or to transacting business at the meeting because of lack of notice or defective notice, and (2) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless, when the matter is presented for consideration, the shareholder objects to its consideration.

10. ACTION BY SHAREHOLDERS WITHOUT A MEETING.

(a) Majority Written Consent. Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the required shareholders entitled to vote thereon consent to such action in writing. The required shareholders are the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted. Action taken pursuant to this section shall be effective when the Corporation has received writings that describe and consent to the action signed by the required shareholders entitled to vote thereon so long as such consent is received within 60 days after the date the Corporation first receives a writing describing and consenting to the action and signed by a shareholder. Receipt by the Corporation of any such writing may be by electronically transmitted facsimile or other form of wire or wireless communication providing the Corporation with a complete copy thereof, including the signature thereto. Action taken pursuant to this section shall be effective as of the date the last writing necessary to effect the action is received by the Corporation, unless all of the writings necessary to effect the action specify another date, which may be before or after the date the writings are received by the Corporation. Such action shall have the same effect as action taken at a meeting of shareholders and may be described as such in any document. Any shareholder that has signed a writing describing and consenting to action taken pursuant to this section may revoke such consent by a writing signed by the shareholder describing the action and stating that the shareholder’s prior consent thereto is revoked, if such writing is received by the Corporation before the effectiveness of the action.

(b) Notice of Action by Written Consent. If action by the shareholders is taken under Article I subsection 10(a) hereof, the Corporation or shareholders taking the action shall, upon receipt by the Corporation of all writings necessary to effect the action, give notice of the action to all shareholders who were entitled to vote upon the action but who have not consented to the action in the manner provided in subsection 10(a) above. The notice shall contain or be accompanied by the same material, if any, that would have been required under Article I section 5 hereof to be given to shareholders in or with a notice of the meeting at which the action would have been submitted to the shareholders.

11. MEETINGS BY TELECOMMUNICATIONS. Any or all of the shareholders may participate in an annual or special shareholders’ meeting by, or the meeting may be conducted through the use of, any means of communication by which all persons participating in the meeting may hear each other during the meeting. The Board shall establish the terms and conditions under which such participation shall be permitted and shall cause the notice of the meeting to state such terms and conditions, each of which shall apply to every shareholder without discrimination. A shareholder participating in a meeting by this means is deemed to be present in person at the meeting.

Article II

DIRECTORS

1. CORPORATE MANAGEMENT. The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors.

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2. INITIAL NUMBER. The initial number of directors shall be one.

3. NUMBER ADJUSTMENT. The number of directors shall be at least one and not more than five. The number of directors may be increased and subsequently decreased by resolution adopted by the Board of Directors from time to time, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

4. QUALIFICATION. Directors shall be natural persons at least 18 years old but need not be residents of the State of Colorado or shareholders of the Corporation.

5. ELECTION. The Board of Directors shall be elected at the annual meeting of the shareholders or at a special meeting called for that purpose.

6. TERM. Each director shall be elected to hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified.

7. RESIGNATION. A director may resign at any time by giving written notice of his or her resignation to any other director or (if the director is not also that officer) to the president or the secretary. The resignation shall be effective when it is received by the other director, the president, or the secretary, as the case may be, unless the notice of resignation specifies a later effective date. Acceptance of such resignation shall not be necessary to make it effective unless the notice so provides.

8. REMOVAL. Any director may be removed by the shareholders of the voting group that elected the director, with or without cause, at a meeting called for that purpose. The notice of the meeting shall state that the purpose, or one of the purposes, of the meeting is removal of the director. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal.

9. VACANCIES.

(a) If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors:

(1) The shareholders may fill the vacancy at the next annual meeting or at a special meeting called for that purpose; or

(2) The Board of Directors may fill the vacancy; or

(3) If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

(b) Notwithstanding Article II.9(a), if the vacant office was held by a director elected by a voting group of shareholders, then, (i) if one or more of the remaining directors was elected by the same voting group, only such director(s) are entitled to vote to fill the vacancy if it is filled by directors, and they may do so by the affirmative vote of a majority of such director(s) remaining in office; and (ii) only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders.

(c) A vacancy that will occur at a specific later date, by reason of a resignation that will become effective at a later date under Article II.7 or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

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10. MEETINGS. The Board of Directors may hold regular or special meetings in or out of Colorado. A regular meeting shall be held in the principal office of the Corporation without notice immediately after and at the same place as the annual meeting of shareholders. The Board of Directors may, by resolution, establish other dates, times, and places for additional regular meetings, which may thereafter be held without further notice. Special meetings may be called by the president or by any director and shall be held at the principal office of the Corporation unless otherwise specified in the notice of the meeting. At any time when the Board consists of a single director, that director may act as such at any time, date, or place without notice.

11. NOTICE OF SPECIAL MEETING. Notice of a special meeting of the Board of Directors shall be given to every director at least 24 hours before the time of the meeting, stating the date, time, and place of the meeting. The notice need not describe the purpose of the meeting. Notice may be given orally to the director, personally or by telephone or other wire or wireless communication. Notice may also be given in writing by telegraph, teletype, electronically transmitted facsimile, electronic mail, mail, or private carrier. Notice shall be effective at the earliest of the time it is received; five days after it is deposited in the United States mail, properly addressed to the last address for the director shown on the records of the Corporation, first class postage prepaid; or the date shown on the return receipt if mailed by registered or certified mail, return receipt requested, postage prepaid, in the United States mail and if the return receipt is signed by the director to which the notice is addressed.

12. QUORUM. Except as provided in Article II.9, a majority of the number of directors fixed in accordance with these Bylaws shall constitute a quorum for the transaction of business at all meetings of the Board of Directors. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as otherwise specifically required by law.

13. WAIVER OF NOTICE.

(a) A director may waive any notice of a meeting before, at, or after the time and date of the meeting stated in the notice. Except as provided by Article II.13(b), the waiver shall be in writing and shall be signed by the director. Such waiver shall be delivered to the secretary for filing with the corporate records, but such delivery and filing shall not be conditions of the effectiveness of the waiver.

(b) A director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless, at the beginning of the meeting or promptly upon his or her later arrival, the director objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice and does not thereafter, at the meeting, vote for or assent to action taken at the meeting.

14. ATTENDANCE BY TELECOMMUNICATIONS. One or more directors may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

15. DEEMED ASSENT TO ACTION. A director who is present at a meeting of the Board of Directors when corporate action is taken shall be deemed to have assented to all action taken at the meeting unless:

(a) The director objects, at the beginning of the meeting or promptly upon his or her later arrival, to holding the meeting or transacting business at the meeting and does not thereafter, at the meeting, vote for or assent to any action taken at the meeting;

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(b) The director contemporaneously requests that his or her dissent or abstention as to any specific action taken be entered in the minutes of the meeting; or

(c) The director causes written notice of his or her dissent or abstention as to any specific action to be received by the presiding officer of the meeting before adjournment of the meeting or by the secretary (or, if the director is the secretary, by another director) promptly after adjournment of the meeting.

The right of dissent or abstention pursuant to this Article II.15 as to a specific action is not available to a director who votes in favor of the action taken.

16. ACTION BY DIRECTORS WITHOUT A MEETING. Any action required or permitted by law to be taken at a meeting of the Board of Directors may be taken without a meeting if all members of the Board consent to such action in writing. The action shall be deemed to have been so taken by the Board at the time the last director signs a writing describing the action taken, unless, before such time, any director has revoked his or her consent by a writing signed by the director and received by the president or the secretary or any other person authorized by the Bylaws or the Board of Directors to receive such a revocation. Such action shall be effective at the time and date it is so taken unless the directors establish a different effective time or date. Such action has the same effect as action taken at a meeting of directors and may be described as such in any document.

Article III

COMMITTEES OF THE BOARD OF DIRECTORS

1. COMMITTEES OF THE BOARD OF DIRECTORS.

(a) Subject to the provisions of the Colorado Business Corporation Act regarding committees designated with respect to the indemnification of one or more directors, the Board of Directors may create one or more committees and appoint one or more members of the Board of Directors to serve on them. The creation of a committee and appointment of members to it shall require the approval of a majority of all the directors in office when the action is taken, whether or not those directors constitute a quorum of the Board.

(b) The provisions of these Bylaws governing meetings, action without meeting, notice, waiver of notice, and quorum and voting requirements of the Board of Directors apply to committees and their members as well.

(c) To the extent specified by resolution adopted from time to time by a majority of all the directors in office when the resolution is adopted, whether or not those directors constitute a quorum of the Board, each committee may exercise the authority of the Board of Directors with respect to the corporate powers and the management of the business and affairs of the Corporation; except that a committee shall not:

(1) Authorize distributions;

(2) Approve or propose to shareholders action that the Colorado Business Corporation Act requires to be approved by shareholders;

(3) Fill vacancies on the Board of Directors or on any of its committees;

(4) Amend the Articles of Incorporation pursuant to the Colorado Business Corporation Act, but a committee may effect an amendment of the Articles of Incorporation pursuant to that act in connection with a determination of the designation and relative rights, preferences, and limitations of a class or series of shares by the committee pursuant to Article III.1(c)(8);

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(5) Adopt, amend, or repeal Bylaws;

(6) Approve a plan of merger not requiring shareholder approval;

(7) Authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; or

(8) Authorize or approve the issuance or sale of shares, or a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares; except that the Board of Directors may authorize a committee or an officer to do so within limits specifically prescribed by the Board of Directors.

(d) The creation of, delegation of authority to, or action by, a committee does not alone constitute compliance by a director with applicable standards of conduct.

Article IV

OFFICERS

1. GENERAL. The Corporation shall have as officers a president and a secretary, who shall be appointed by the Board of Directors. The Board of Directors may designate and appoint a chairman and other officers of the Board. The Board of Directors may also designate, as additional offices, those of treasurer, vice presidents, assistant secretaries, assistant treasurers, and such other offices as it may deem necessary or appropriate; and the Board of Directors, the president, and such other officers as the Board of Directors may authorize, acting singly, may make appointments to such offices. The officers of the Corporation shall exercise such authority and perform such duties as shall be determined by these Bylaws or the Board of Directors. Any two or more offices may be held by the same person. The officers of the Corporation shall be natural persons at least 18 years old.

2. TERM. Each officer shall hold office from the time of appointment until the time of removal or resignation pursuant to Article IV.3 or until the officer’s death.

3. REMOVAL AND RESIGNATION. Any officer appointed by the Board of Directors may be removed at any time by the Board of Directors. Any officer appointed by the president or other person may be removed at any time by the Board of Directors or by the appointing person. Any officer may resign at any time by giving written notice of resignation to any director (or to any director other than the resigning officer if the officer is also a director), to the president (unless the resigning officer is the president), to the secretary (unless the resigning officer is the secretary), or to the officer who appointed the officer. Acceptance of such resignation shall not be necessary to make it effective, unless the notice so provides.

Article V

INDEMNIFICATION

1. DEFINITIONS. As used in this Article V, the following capitalized terms have the meanings ascribed to them in this Article V.1:

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(a) “Colorado Business Corporation Act” includes, when used with reference to an act or omission occurring prior to effectiveness of any amendment to the Colorado Business Corporation Act after the effectiveness of the adoption of this Article V, such amendment only to the extent that the amendment permits a corporation to provide broader indemnification rights than the Colorado Business Corporation Act permitted prior to the amendment.

(b) “Corporation” includes any domestic or foreign entity that is a predecessor of the Corporation by reason of a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(c) A “Director” or “Officer” is an individual who is or was a director or officer of the Corporation or an individual who, while a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director or officer is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. “Director” and “Officer” includes, unless the context requires otherwise, the estate or personal representative of a Director or an Officer.

(d) “Expense” includes, but is not limited to, expenses of investigation and preparation, expenses incurred in connection with appearance as a witness, and fees and disbursements of counsel, accountants, and other experts.

(e) “Liability” means the obligation incurred with respect to a Proceeding to pay any judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable Expenses.

(f) “Proceeding” means any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative or investigative, and whether formal or informal.

2. INDEMNIFICATION. To the extent permitted or required by the Colorado Business Corporation Act and any other applicable law, if any person is made a party to or is involved in any Proceeding because such person is or was a Director or Officer of the Corporation, the Corporation (a) shall indemnify such person from and against any Liability incurred by such person in such Proceeding, and (b) shall advance to such person Expenses incurred in such Proceeding. The Corporation may in its discretion, but is not obligated in any way, to indemnify and advance Expenses to an employee or agent of the Corporation to the same extent as to a Director or Officer, and the Corporation may indemnify an Officer, employee, fiduciary, or agent of the Corporation to a greater extent than permitted for Directors, provided such indemnification is not in violation of public policy.

3. PROVISIONS NOT EXCLUSIVE. The foregoing provisions for indemnification and for advancement of Expenses are not exclusive, and the Corporation may at its discretion provide for indemnification or for advancement of Expenses in a resolution of its shareholders or directors, in a contract, or in its Articles of Incorporation.

4. EFFECT OF MODIFICATION. Any repeal or modification of any provision of this Article V shall not affect adversely any right or protection stated in such provision with respect to any act or omission occurring prior to the time of such repeal or modification. If any provision of this Article V shall be held to be prohibited by or invalid under applicable law, such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and all other provisions of this Article V shall remain in full force and effect.

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5. INSURANCE. The Corporation may purchase and maintain insurance on behalf of a person who is or was a Director, Officer, employee, fiduciary, or agent of the Corporation, or who, while a Director, Officer, employee, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against Liability asserted against or incurred by the person in that capacity or arising from his or her status as a Director, Officer, employee, fiduciary, or agent, whether or not the Corporation would have power to indemnify the person against the same Liability under the Colorado Business Corporation Act. Any such insurance may be procured from any insurance company designated by the Board of Directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the Corporation has an equity or any other interest through stock ownership or otherwise.

6. EXPENSES AS A WITNESS. The Corporation may pay or reimburse expenses incurred by a Director, Officer, employee, fiduciary, or agent in connection with an appearance as a witness in a Proceeding at a time when he or she has not been made a named defendant or respondent in the Proceeding.

7. NOTICE TO SHAREHOLDERS. If the Corporation indemnifies or advances Expenses to a Director under this Article V in connection with a Proceeding by or in the right of the Corporation, the Corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders’ meeting. If the next shareholder action is taken without a meeting at the instigation of the Board of Directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

Article VI

SHARES

1. CERTIFICATES. The Board of Directors is authorized to issue any of the classes of shares with or without certificates. The rights and obligations of shareholders are identical whether or not their shares are represented by certificates. If such shares are represented by certificates, the certificates shall be in such form as is approved by the Board of Directors and shall be signed, either manually or in facsimile, by any one or more officers of the Corporation. All certificates shall be consecutively numbered, and the names of the owners, the numbers of shares, and the dates of issue shall be entered on the books of the Corporation. Each certificate shall state upon its face:

(a) That the Corporation is organized under the laws of the State of Colorado;

(b) The name of the person to which the shares are issued;

(c) The number and class of the shares and the designation of the series, if any, that the certificate represents;

(d) On the front or the back, either (1) a summary of the designations, preferences, limitations, and relative rights applicable to each class, the variations in preferences, limitations, and rights determined for each series, and the authority of the Board of Directors to determine variations for future classes or series; or (2) a conspicuous statement, on the front or the back, that the Corporation will furnish to the shareholder, on request in writing and without charge, information concerning the designations, preferences, limitations, and relative rights applicable to each class, the variations in preferences, limitations, and rights determined for each series, and the authority of the Board of Directors to determine variations for future classes or series.; and

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(e) Any restrictions imposed by the Corporation upon the transfer of the shares represented by the certificate.

2. FACSIMILE SIGNATURES. Where a certificate is signed—

(a) By a transfer agent other than the Corporation or its employee, or

(b) By a registrar other than the Corporation or its employee,

any or all of the officers’ signatures on the certificate required by Article VI.1 may be facsimile. If any officer, transfer agent, or registrar who has signed or whose facsimile signature or signatures have been placed upon any certificate shall cease to be such officer, transfer agent, or registrar, whether because of death, resignation, or otherwise, before the certificate is issued by the Corporation, it may nevertheless be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Article VIII

MISCELLANEOUS

1. CORPORATE SEAL. The Board of Directors may adopt a seal, circular in form and bearing the name of the Corporation and the words “SEAL” and “COLORADO,” which, when adopted, shall constitute the seal of the Corporation. The seal may be used by causing it or a facsimile of it to be impressed, affixed, manually reproduced, or rubber stamped with indelible ink.

2. FISCAL YEAR. The Board of Directors may, by resolution, adopt a fiscal year for the Corporation.

3. RECEIPT OF NOTICES BY THE CORPORATION. Notices, shareholder writings consenting to action, and other documents or writings shall be deemed to have been received by the Corporation when they are received:

(a) At the registered office of the Corporation in the State of Colorado;

(b) At the principal office of the Corporation (as that office is designated in the most recent document filed by the Corporation with the Secretary of State for the State of Colorado designating a principal office) addressed to the attention of the secretary of the Corporation;

(c) By the president or the secretary of the Corporation wherever that officer may be found; or

(d) By any other person authorized from time to time by the Board of Directors, the president, or the secretary to receive such writings, wherever such person is found.

4. AMENDMENT OF BYLAWS. These Bylaws may at any time and from time to time be amended, supplemented, or repealed by the Board of Directors.

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EXHIBIT D

Form of Second Amended and Restated Certificate of Incorporation of DCRC

[Attached]

Final Form

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DECARBONIZATION PLUS ACQUISITION CORPORATION III

a Delaware corporation

Decarbonization Plus Acquisition Corporation III, a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 29, 2021.

B. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of the State of Delaware on March 23, 2021.

C. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and the affirmative vote of the stockholders of the Company.

D. The text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Company is Solid Power, Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange St., in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that the Company shall have authority to issue is 2,000,000,000 shares, $0.0001 par value per share (the “Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 200,000,000 shares, $0.0001 par value per share.

Immediately upon the effectiveness of the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Company’s Class B Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Company’s Class B Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Common Stock, without the need for surrender or exchange thereof.

Section 2. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Second Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law or provided in this Second Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Second Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the Effective Time, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. From and after the Effective Time, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors or officers of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”) against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorney’s fees) incurred by an indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The Company shall be required to indemnify an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, repeal, nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XI

The Company reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII, or this ARTICLE XI of this Second Amended and Restated Certificate of Incorporation.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by the [officer title] of the Company on this ____ day of _________ 2021.

By:	/s/ [insert name]
[insert name]
[insert title]

EXHIBIT E

Directors and Officers of DCRC

Directors

Erik Anderson

Steven Goldberg

Matthew Jones

Robert Tichio

David Schroeder

Theodore Miller

Dr. Rainer Feurer

Douglas Campbell

David Jansen

For the avoidance of doubt, Dr. Rainer Feurer shall be designated as a Class III Director, pursuant to the terms of the Second Amended and Restated Certificate of Incorporation of DCRC.

Officers

Stephen Fuhrman

Derek Johnson

Douglas Campbell

David Jansen Josh Buettner-Garrett

EXHIBIT E (cont’d)

Directors and Officers of the Surviving Corporation

Directors

Douglas Campbell

David Jansen

Officers

Stephen Fuhrman

Derek Johnson

Douglas Campbell

David Jansen Josh Buettner-Garrett

EXHIBIT F

Form of Written Consent

[Attached]

Final Form

ACTION BY WRITTEN CONSENT

OF THE

STOCKHOLDERS OF

SOLID POWER, INC.

(a Colorado corporation)

The undersigned, constituting the holders of the outstanding shares of capital stock of Solid Power, Inc., a Colorado corporation (the “Company”), having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all the shares entitled to vote thereon were present and voted, by written consent in lieu of a meeting, hereby, pursuant to the provisions of Sections 7-107-104 and 7-111-103 of the Colorado Business Corporation Act (the “CBCA”), the Fourth Amended and Restated Articles of Incorporation of the Company (the “Current Articles”) and the bylaws of the Company, consent to and approve the following resolutions and each and every action effected thereby:

Approval of the Business Combination Agreement and Related Agreements

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable, fair to, and in the best interests of, the Company and its stockholders (the “Stockholders”) for the Company to enter into that certain Business Combination Agreement and Plan of Reorganization, in substantially the form attached hereto as Exhibit A (together with all the schedules, exhibits and attachments thereto, the “Business Combination Agreement”), by and among Decarbonization Plus Acquisition Corporation III, a Delaware corporation (“Acquiror”), DCRC Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Acquiror (the entire transaction, the “Merger”);

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Business Combination Agreement;

WHEREAS, the Board has approved and declared the transactions contemplated by the Business Combination Agreement, including the Merger, to be advisable, fair to, and in the best interests of the Company and the Stockholders and has recommended that the Stockholders of the Company adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Merger;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Conversion, but excluding Company Restricted Stock and excluding any Dissenting Shares) shall be canceled and converted into the right to receive the number of shares of DCRC Class A Common Stock equal to the Exchange Ratio;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall be converted into an option to purchase a number of shares of DCRC Class A Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Company Option immediately prior to the

Effective Time divided by (ii) the Exchange Ratio; provided, however, that the exercise price and the number of shares of DCRC Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of DCRC Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement, each of the Company Warrants: (a) to the extent then terminated, expired or exercised, either voluntarily prior to the Effective Time or in accordance with its terms in connection with the Transactions, shall no longer be deemed outstanding and any shares of Company Common Stock issuable in connection therewith shall be treated as described in Section 3.02(b). of the Business Combination Agreement; and (b) to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of DCRC Class A Common Stock at an adjusted exercise price per share, in each case, as determined under Section 3.01(b)(iv). of the Business Combination Agreement (each such resulting warrant, an “Assumed Warrant”);

WHEREAS, each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of DCRC Class A Common Stock; (b) the number of shares of DCRC Class A Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of DCRC Class A Common Stock; and (c) the per share exercise price for the DCRC Class A Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement, each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be released and extinguished in exchange for an award covering a number of restricted shares of DCRC Class A Common Stock (such award of restricted stock, “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such award of Company Restricted Stock immediately prior to the Effective Time and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each award of Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding award of Company Restricted Stock immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger and any related transactions;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and the voting requirements of Article Fourth B.5.1 of the Current Articles, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate calculated pursuant to Article Fourth B 4.1.1 of the Current Articles;

NOW, THEREFORE, BE IT RESOLVED: That the undersigned Stockholders of the Company, constituting the holders of (i) a majority of the outstanding shares of Company Common Stock and Preferred Stock (on an as-converted basis), voting together as a single class, (ii) a majority of the outstanding shares of Company Preferred Stock, voting as a separate class on an as converted to Common Stock basis, (iii) a majority of the outstanding shares of Company Common Stock, voting as a separate class, (iv) a majority of the outstanding shares of Company Series A-1 Preferred Stock, voting as a separate class on an as converted to Common Stock basis, and (v) a Series B Supermajority (as defined in the Current Articles) voting as a separate class on an as converted to Common Stock basis, do hereby approve and adopt the Business Combination Agreement, and hereby approve the Merger and the other transactions contemplated by the Business Combination Agreement in accordance with the CBCA.

RESOLVED FURTHER: That the undersigned Stockholders, constituting the holders of (i) a majority of the outstanding shares of Company Preferred Stock, voting as a separate class on an as converted to Common Stock basis, and (ii) a Series B Supermajority, voting as a separate class on an as converted to Common Stock basis, do hereby provide their written consent to the automatic conversion of all outstanding shares of Company Preferred Stock into Common Stock in accordance with and pursuant to Article Fourth B.4.1.1 and Article Fourth B.5.1(c) of the Current Articles, with the effective time for conversion of such shares to be immediately prior to the Effective Time.

2

RESOLVED FURTHER: That the undersigned Stockholders, constituting the holders of (i) a majority of the outstanding shares of Company Common Stock and Preferred Stock (on an as-converted basis), voting together as a single class, (ii) a majority of the outstanding shares of Company Preferred Stock, voting as a separate class on an as converted to Common Stock basis, (iii) a majority of the outstanding shares of Company Common Stock, voting as a separate class, (iv) a majority of the outstanding shares of Company Series A-1 Preferred Stock, voting as a separate class on an as converted to Common Stock basis, and (v) a Series B Supermajority voting as a separate class on an as converted to Common Stock basis, do hereby provide their approval of the form in which the Business Combination Agreement contemplates that the payment and/or consideration to be paid under the Business Combination Agreement will be paid, notwithstanding Article Fourth B.2.3.3 of the Current Articles.

RESOLVED FURTHER: That the officers of the Company, be, and each hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may reasonably deem necessary or appropriate in connection with the transactions contemplated by the Business Combination Agreement.

3

Termination of Stockholder Agreements

RESOLVED: That each of the undersigned Stockholders hereby agrees, on behalf of itself and all other Stockholders (as applicable), to terminate in full each agreement, and each provision within each agreement, listed on the list of agreements attached hereto as Schedule A (collectively, the “Stockholder Agreements”), with such authorization to be contingent upon the consummation of the Merger and effective as of immediately prior to the Effective Time.

Additional Acknowledgements

Each undersigned Company Stockholder understands, acknowledges the following:

A. Such undersigned Company Stockholder has had the opportunity to ask representatives of the Company questions with regard to all the resolutions, agreements, consents and other provisions in this Action by Written Consent and that all such questions have been answered fully and to the satisfaction of such undersigned Company Stockholder.

B. Such undersigned Company Stockholder has had a reasonable time and opportunity to consult with such undersigned Company Stockholder’s financial, legal, tax and other advisors, if desired, before signing this Action by Written Consent.

C. Such undersigned Company Stockholder has received and reviewed the Business Combination Agreement and all schedules and exhibits thereto.

D. To the fullest extent permitted by applicable law, this Action by Written Consent shall become null and void, and shall have no effect whatsoever without any action on the part of any person, upon termination of the Business Combination Agreement in accordance with its terms.

General Resolutions

RESOLVED: That the officers of the Company be, and each of them hereby is, authorized and empowered to take any and all such further action, to execute and deliver any and all such further agreements, instruments, documents and certificates and to pay such expenses, in the name and on behalf of the Company or such officer, as any such officer may deem necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted, the taking of such actions, the execution and delivery of such agreements, instruments, documents and certificates and the payment of such expenses by any such officer to be conclusive evidence of the Company’s authorization hereunder and approval thereof.

RESOLVED FURTHER: That any and all actions taken by the directors or officers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, ratified and confirmed in all respects.

4

This Action by Written Consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used. This Action by Written Consent shall be filed with the minutes of the proceedings of the Stockholders of the Company.

Dated:	[STOCKHOLDER]
By:
Name:
Title:

1

SCHEDULE A

•

Solid Power, Inc. Second Amended and Restated Voting Agreement among the Company, each holder of the Company’s Series A-1 Preferred Stock and Series B Preferred Stock and the stockholders listed on Schedule B thereto dated May 5, 2021

•

Second Amended and Investors’ Rights Agreement among the Company, the investors listed on Schedule A thereto and any Additional Purchasers (as defined in the Investors’ Rights Agreement), dated May 5, 2021

•

Solid Power, Inc. Second Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company, the investors listed on Schedule A thereto and the investors listed on Schedule B thereto dated May 5, 2021

2

EXHIBIT A

Business Combination Agreement

3

EXHIBIT G

Form of Sponsor Letter Agreement

[Attached]

Final Form

Decarbonization Plus Acquisition Sponsor III LLC

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

June 15, 2021

Decarbonization Plus Acquisition Corporation III

2744 Sand Hill Road

Menlo Park, CA

Re:	Sponsor Letter

Ladies and Gentlemen:

This letter (this “Sponsor Letter”) is being delivered to you in accordance with that Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, or otherwise modified from time to time in accordance with its terms), by and among Decarbonization Plus Acquisition Corporation III, a Delaware corporation (“SPAC”), DCRC Merger Sub Inc., a Delaware corporation, and Solid Power, Inc., a Colorado corporation (the “Company”) (the “Business Combination Agreement”) and the transactions contemplated therein (the “Business Combination”). Certain capitalized terms used herein are defined in paragraph 4 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (“Sponsor”), currently is the record owner of 8,390,000 shares of DCRC Founders Stock and 6,367,263 outstanding DCRC Warrants, which were acquired in a private placement that occurred simultaneously with the consummation of the SPAC’s initial public offering (the “Private Placement Warrants” and, collectively, the “Sponsor Equity”), and certain individuals, each of whom is a member of SPAC’s board of directors (the “Insiders”) currently are the record owners of 360,000 shares of DCRC Founders Stock and 299,404 Private Placement Warrants (collectively, the “Insider Equity”).

In order to induce the Company and SPAC to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider agree as follows:

1)	Each of the Sponsor and the Insiders unconditionally and irrevocably agrees that it shall:

a)

vote any DCRC Class A Common Stock and DCRC Founders Stock owned by it (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for any meeting of stockholders, however called, (including any adjournment or postponement thereof), and in any action by written resolution of the stockholders of SPAC, relating to the Business Combination and any transactions contemplated by the Business Combination Agreement;

b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any DCRC Alternative Transaction and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement or result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Sponsor Letter or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of SPAC (other than as contemplated by the Business Combination Agreement);

d)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or Board of Directors of SPAC (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any shares of DCRC Class A Common Stock owned by it in connection with such stockholder approval.

Prior to any valid termination of the Business Combination Agreement, the Sponsor shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Sponsor Letter.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the DCRC Board.

2)

The Sponsor and the Insiders hereby agree and acknowledge that the terms set forth in the Letter Agreement, including the lock-up provisions described in Section 7 of the Letter Agreement, shall continue to be in effect and are binding against such parties, and none of the Sponsor, the Insiders or SPAC shall amend, modify, limit or terminate such obligations without the prior written consent of the Company (which may be given in its sole discretion). The Sponsor and the Insiders hereby agree and acknowledge that the terms set forth in the Letter Agreement shall continue to be in effect and are binding against such parties, and none of the Sponsor, the Insiders or SPAC shall amend, modify, limit or terminate such obligations without the prior written consent of the Company (which may be given in its sole discretion).

3)

Each of the Sponsor and the Insiders agrees that, after the date hereof, and until the Effective Time, it shall not directly or indirectly, without the prior written consent of the Company, (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its DCRC Founders Stock or otherwise agree to do any of the foregoing, (b) deposit any of its DCRC Founders Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect any of its DCRC Founders Stock that conflicts with any of the covenants or agreements set forth in this Sponsor Letter, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its DCRC Founders Stock, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its DCRC Founders Stock even if such DCRC Founders Stock would be disposed of by a person other than such person or (e) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

2

4)

The Sponsor hereby agrees that, during the period commencing on the date hereof and ending at the Closing, the Sponsor shall not modify or amend any contract between or among Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any affiliate of the Sponsor (other than SPAC and its Subsidiaries), on the one hand, and SPAC or any of SPAC’s subsidiaries, on the other hand.

5)	As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

6)

This Sponsor Letter, the Letter Agreement, the Business Combination Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7)

Subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the certificate of incorporation and bylaws of SPAC, each of the Sponsor and Insiders hereby irrevocably and unconditionally waives and agrees not to assert or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the DCRC Founders Stock held by it convert into DCRC Class A Common Stock pursuant to Section 4.3 of the amended and restated certificate of incorporation of SPAC or any other adjustment or anti-dilution protections that arise in connection with the transactions contemplated by the Business Combination Agreement. Sponsor and each Insider further agree that they will each cause each share of DCRC Founders Stock held by it to convert into one share of DCRC Class A Common Stock effective prior to the Effective Time in accordance with the terms and provisions set forth in the Business Combination Agreement.

8)

No party hereto may, except as set forth herein, assign either this Sponsor Letter or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter shall be binding on the Sponsor, SPAC and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9)

Nothing in this Sponsor Letter shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Letter or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Letter shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10)

This Sponsor Letter may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11)

This Sponsor Letter shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Letter or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Letter a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3

12)

This Sponsor Letter, and all claims or causes of action based upon, arising out of, or related to this Sponsor Letter or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Letter or the transactions contemplated hereby may be brought in federal and state courts located in Wilmington in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Letter or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.

14)	This Sponsor Letter shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing.

15)

Each of the Sponsor and the Insiders hereby represents and warrants to SPAC and the Company as follows: (i) to the extent such party is not a natural person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Letter and consummate the transactions contemplated hereby; (ii) this Sponsor Letter has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties to this Sponsor Letter, this Sponsor Letter constitutes a legally valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iii) the execution and delivery of this Sponsor Letter by such party does not, and the performance by such party of its obligations hereunder will not, (A) in the case of the Sponsor, conflict with or result in a violation of the organizational documents of the Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such party’s DCRC Founders Stock or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such party of its obligations under this Sponsor Letter; (iv) there are no Actions pending against such party or, to the knowledge of such party, threatened against such party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such party

4

of its obligations under this Sponsor Letter; (v) except for fees described on Section 5.12 of the DCRC Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such party or its controlled affiliates in connection with the Business Combination Agreement or the transactions contemplated thereby based upon any arrangement or agreement made by such party or its controlled affiliates for which SPAC or any of its controlled affiliates or, following the Closing, the Company or any of their controlled affiliates, would have any obligations or liabilities of any kind or nature; (vi) such party has had the opportunity to read the Business Combination Agreement and this Sponsor Letter and has had the opportunity to consult with its tax and legal advisors; (vii) such party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such party’s obligations hereunder; (viii) such party has good title to all of its DCRC Founders Stock and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to, as applicable, vote, sell or otherwise dispose of such DCRC Founders Stock or Private Placement Warrants) affecting any such DCRC Founders Stock or Private Placement Warrants, other than pursuant to (A) this Sponsor Letter, (B) the amended and restated certificate of incorporation of SPAC, (C) the Business Combination Agreement, (D) the Amended and Restated Limited Liability Company Agreement of the Sponsor, (E) the Letter Agreement or (F) any applicable securities laws; and (x) the Sponsor Equity or Insider Equity owned by such party are the only SPAC Founder Shares, Private Placement Warrants or other equity securities of SPAC Beneficially Owned by such party as of the date hereof.

16)

Each of the Sponsor and Insiders hereby agrees and acknowledges that: (i) SPAC and, prior to any valid termination of the Business Combination Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor and Insiders of its obligations under paragraphs 1 and 2, as applicable, of this Sponsor Letter, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

17)

If, and as often as, (a) there is any stock split, stock dividend, combination or reclassification that results in the Sponsor acquiring new DCRC Founders Stock, DCRC Class A Common Stock, Private Placement Warrants or other equity securities of SPAC, (b) the Sponsor purchases or otherwise acquires Beneficial Ownership of any DCRC Founders Stock, Private Placement Warrants, DCRC Class A Common Stock or other equity securities of SPAC after the date of this Sponsor Letter, or (c) Sponsor acquires the right to vote or share in the voting of any DCRC Founders Stock, DCRC Class A Common Stock or other equity securities of SPAC after the date of this Sponsor Letter, then, in each case, such DCRC Founders Stock, DCRC Class A Common Stock, Private Placement Warrants and other equity securities of SPAC acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Letter.

18)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature page follows.]

5

Sincerely,

DECARBONIZATION PLUS
ACQUISITION SPONSOR III LLC

By:
Name: Peter Haskopoulos
Title: Authorized Person

Name: Jennifer Aaker

Name: Jane Kearns

Name: James AC McDermott

Name: Jeffrey H. Tepper

Acknowledged and Agreed:

DECARBONIZATION PLUS ACQUISITION
CORPORATION III

By:
Name: Peter Haskopoulos
Title: Chief Financial, Chief Accounting
Officer and Secretary

Acknowledged and Agreed:

SOLID POWER, INC.

By:
Name: Douglas Campbell
Title: Chief Executive Officer

[Signature Page to the Sponsor Letter Agreement]

6

EXHIBIT H

Form of Amended and Restated Bylaws of DCRC

[Attached]

Final Form

AMENDED AND RESTATED BYLAWS OF

SOLID POWER, INC.

(effective [date])

(continued)

Page

Page

ARTICLE I—CORPORATE OFFICES		1

1.1	REGISTERED OFFICE	1
1.2	OTHER OFFICES	1

ARTICLE II—MEETINGS OF STOCKHOLDERS		1

2.1	PLACE OF MEETINGS	1
2.2	ANNUAL MEETING	1
2.3	SPECIAL MEETING	1
2.4	ADVANCE NOTICE PROCEDURES	2
2.5	NOTICE OF STOCKHOLDERS’ MEETINGS	8
2.6	QUORUM	8
2.7	ADJOURNED MEETING; NOTICE	8
2.8	CONDUCT OF BUSINESS	9
2.9	VOTING	9
2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING	9
2.11	RECORD DATES	9
2.12	PROXIES	10
2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE	10
2.14	INSPECTORS OF ELECTION	11

ARTICLE III—DIRECTORS		11

3.1	POWERS	11
3.2	NUMBER OF DIRECTORS	11
3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS	12
3.4	RESIGNATION AND VACANCIES	12
3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE	12
3.6	REGULAR MEETINGS	12
3.7	SPECIAL MEETINGS; NOTICE	13
3.8	QUORUM; VOTING	13
3.9	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	14
3.10	FEES AND COMPENSATION OF DIRECTORS	14
3.11	REMOVAL OF DIRECTORS	14

ARTICLE IV—COMMITTEES		14

4.1	COMMITTEES OF DIRECTORS	14
4.2	COMMITTEE MINUTES	14
4.3	MEETINGS AND ACTION OF COMMITTEES	15
4.4	SUBCOMMITTEES	15

-i-

(continued)

Page

ARTICLE V—OFFICERS		15

5.1	OFFICERS	15
5.2	APPOINTMENT OF OFFICERS	16
5.3	SUBORDINATE OFFICERS	16
5.4	REMOVAL AND RESIGNATION OF OFFICERS	16
5.5	VACANCIES IN OFFICES	16
5.6	REPRESENTATION OF SECURITIES OF OTHER ENTITIES	16
5.7	AUTHORITY AND DUTIES OF OFFICERS	16

ARTICLE VI—STOCK		17

6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	17
6.2	SPECIAL DESIGNATION ON CERTIFICATES	17
6.3	LOST CERTIFICATES	18
6.4	DIVIDENDS	18
6.5	TRANSFER OF STOCK	18
6.6	STOCK TRANSFER AGREEMENTS	18
6.7	REGISTERED STOCKHOLDERS	18
6.8	LOCK-UP	19

ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER		20

7.1	NOTICE OF STOCKHOLDERS’ MEETINGS	20
7.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	20
7.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	21
7.4	WAIVER OF NOTICE	21

ARTICLE VIII—INDEMNIFICATION		21

8.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS	21
8.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY	22
8.3	SUCCESSFUL DEFENSE	22
8.4	INDEMNIFICATION OF OTHERS	22
8.5	ADVANCED PAYMENT OF EXPENSES	23
8.6	LIMITATION ON INDEMNIFICATION	23
8.7	DETERMINATION; CLAIM	24
8.8	NON-EXCLUSIVITY OF RIGHTS	24
8.9	INSURANCE	24
8.10	SURVIVAL	24
8.11	EFFECT OF REPEAL OR MODIFICATION	25
8.12	CERTAIN DEFINITIONS	25

ARTICLE IX—GENERAL MATTERS		25

9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	25
9.2	FISCAL YEAR	25
9.3	SEAL	26

-ii-

(continued)

Page

9.4	CONSTRUCTION; DEFINITIONS	26
9.5	FORUM SELECTION	26

ARTICLE X—AMENDMENTS		27

-iii-

BYLAWS OF

SOLID POWER, INC.

ARTICLE I—CORPORATE OFFICES

1.1	REGISTERED OFFICE

The registered office of Solid Power, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2	OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II—MEETINGS OF STOCKHOLDERS

2.1	PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2	ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3	SPECIAL MEETING

(a) A special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4 ADVANCE NOTICE PROCEDURES

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(iii) A stockholder’s notice to the secretary must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director:

(A) such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to the Section 14 of the 1934 Act;

(B) such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;

(C) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “Third-Party Compensation Arrangement”); and

(D) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2) as to any other business that the stockholder proposes to bring before the annual meeting:

(A) a brief description of the business desired to be brought before the annual meeting;

(B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);

(C) the reasons for conducting such business at the annual meeting;

(D) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A) the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B) for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;

(E) any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F) any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H) any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(J) a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M) such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b) Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c) Other Requirements.

(i) To be eligible to be a nominee by any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time; and

(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii) No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively shall be the act of the stockholders with respect to each such matter and broker non-votes and abstentions will be considered for purposes of establishing a quorum, but will not be considered as votes cast for or against any matter. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series cast affirmatively or negatively at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series with respect to each such matter (and broker non-votes and abstentions will not be considered as votes cast for or against any such matter), except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11 RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the

Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1 POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of preferred stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the Whole Board.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile;

(d) sent by electronic mail; or

(e) otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8 QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (place of meetings and meetings by telephone);

(b) Section 3.6 (regular meetings);

(c) Section 3.7 (special meetings and notice);

(d) Section 3.8 (quorum; voting);

(e) Section 3.9 (action without a meeting); and

(f) Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1 OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation, and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7 REGISTERED STOCKHOLDERS

The Company:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8 LOCK-UP

(a) Subject to the exceptions set forth in this Section 6.8, the holders (the “Securityholders”) of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”), issued or issuable (i) as consideration pursuant to that certain Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”) among a Colorado corporation then named Solid Power, Inc. (the “Prior Company”), DCRC Merger Sub Inc., and the Company (at the time named “Decarbonization Plus Acquisition Corporation III”), (ii) upon the exercise of warrants or other convertible securities outstanding as of immediately following Closing in respect of warrants or convertible securities of the Prior Company outstanding immediately prior to Closing, or (iii) to directors, officers and employees of the Company or its subsidiaries upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following Closing in respect of awards of the Prior Company outstanding immediately prior to Closing (such shares, the “Lock-Up Shares”), shall not, without the prior written consent of the Board of Directors (including, for the avoidance of doubt, a duly authorized committee thereof), (A) lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Lock-Up Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of any Lock-Up Shares, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B) (the actions specified in clauses (A)-(C), collectively, “Transfer”) during the Lock-Up Period. Capitalized terms used but not otherwise defined in this Section 6.8 will have the meaning ascribed to such term in the Business Combination Agreement. For purposes of this Section 6.8, “Lock-Up Period” shall mean the period commencing upon Closing and ending on the earliest of (i) the date that is 180 days from Closing, (ii) the termination, expiration or waiver of the Founder Share Lock-up Period, in respect of any of the Founder Shares, as each such term is defined in that certain letter agreement dated March 23, 2021 by and among the Company, Decarbonization Plus Acquisition Sponsor III LLC and other parties named therein, or (iii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

(b) The restrictions set forth in Section 6.8(a) shall not apply to: (i) transactions relating to shares of Common Stock acquired in open market transactions or from the Company pursuant to the Company’s employee stock purchase plan; (ii) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift to a member of the Securityholder’s immediate family; (iii) Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the Securityholder’s immediate family; (iv) Transfers by will or intestate succession upon the death of the Securityholder; (v) the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement; (vi) if the Securityholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Securityholder, so long as such corporation, partnership, limited liability company, trust or other business entity continues to so control, be controlled by or be under common control with the Securityholder, or (B) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the Securityholder; (vii) Transfers to the Company’s officers, directors or their affiliates; (viii) transactions in the event of the completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (ix) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lock-up Shares during the Lock-Up Period; (x) Transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting of stock-based awards; provided, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xi) Transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; provided, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xii) Transfers to the Company pursuant to any contractual arrangement in effect at Closing that provides for the repurchase by the Company or forfeiture of the Securityholder’s Common Stock or options to purchase shares of Common Stock in connection with the termination of the Securityholder’s service to the Company; (xiii) (A) transfers of shares of Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) pursuant to a bona fide third-party tender offer for shares of the Company’s capital stock made to all holders of the Company’s securities, merger, consolidation or other similar transaction approved by the Board of Directors the result of which is that any person (as defined in Section 13(d)(3) of the 1934 Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) of more than 50% of the total voting power of the voting stock of the Company and (B) entry into any lock-up, voting or similar agreement pursuant to which the Securityholder may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or such other securities in connection with a transaction described in the immediately foregoing (A) above; provided that in the event that such change of control transaction is not completed, the Common Stock (or any security convertible into or exercisable or exchangeable for Common Stock) owned by the Securityholder shall remain subject to the restrictions contained this Section 6.8; provided, however, that in the case of clauses (ii) through (vii), the permitted transferees must enter into a written agreement, in substantially the form of this Section 6.8 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Section 6.8(b), “immediate family” shall mean a spouse, domestic partner, parent, sibling, child or grandchild of the Securityholder or any other person with whom the Securityholder has a relationship by blood, marriage or adoption not more remote than first cousin; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

(c) Notwithstanding the other provisions set forth in this Section 6.8, the Board of Directors (including, for the avoidance of doubt, a duly authorized committee thereof, to the fullest extent permitted by law) may, in its sole discretion, determine to waive, amend, or repeal any of the obligations set forth herein, in whole or in part.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5 ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 INSURANCE

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

ARTICLE IX—GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3 SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5 FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.

ARTICLE X—AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII, Section 9.5 of Article IX or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

SCHEDULE A

Key Company Stockholders

Ford Motor Company

Volta Energy Storage Fund 1, LP

Volta SPV SPW, LLC

Volta SPW Co-Investment, LP

Solvay Holding Inc.

BMW Holding B.V.

BMW i Ventures Inc.

Conrad Stoldt

Sehee Lee

Umicore Holding Belgium

Douglas Campbell